Exhibit 4.27	EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT
FOR
EUROMAR LLC
A MARSHALL ISLANDS LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, THE REPUBLIC OF THE MARSHALL ISLANDS OR ANY OTHER FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE AFORESAID ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF AFORESAID ACT AND SUCH LAWS.

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitions	14
1.3	Interpretation	16

ARTICLE 2 ORGANIZATIONAL MATTERS		17
2.1	Formation	17
2.2	Name	17
2.3	Term	17
2.4	Office and Agent	17
2.5	Addresses of the Members and the Managers	17
2.6	Purpose and Business of the Company	17
2.7	Conversion to IPO Corporation	18
2.8	Representations and Warranties Relating to Investment Company Act	19

ARTICLE 3 CAPITAL CONTRIBUTIONS and PERCENTAGE INTERESTS		19
3.1	Units	19
3.2	Capital Accounts	20
3.3	No Interest	20
3.4	Initial Capital Contributions	20
3.5	Additional Capital Calls	20
3.6	Failure to Make Capital Contributions Pursuant to Capital Calls	22
3.7	Representation and Warranty	26

ARTICLE 4 MEMBERS		27
4.1	Limited Liability	27
4.2	Admission of Additional Members	27
4.3	Termination of Membership Interest	27
4.4	Corporate Opportunities; Non-Solicit	28
4.5	Transactions with the Company	29
4.6	Remuneration of Members	29
4.7	Members Are Not Agents	29
4.8	Voting Rights and Action by Members	29
4.9	Approval Standard	30
4.10	Matters Requiring Approval of a Supermajority-in-Interest of the Members	30

ARTICLE 5 MANAGEMENT AND GOVERNANCE OF THE COMPANY		31
5.1	Management of the Company by Board of Managers	31
5.2	Board of Managers Composition	32
5.3	Voting; Action by Qualified Majority of Managers	32
5.4	Matters Requiring Unanimous Approval of the Managers	34

i

5.5	[Intentionally Omitted]	36
5.6	Manager and Observer Term and Replacement	36
5.7	Board of Managers Meetings	36
5.8	Committees	37
5.9	Agency Authority of Managers or Officers	37
5.10	Performance of Duties; Liability of Managers	37
5.11	Devotion of Time	38
5.12	Transactions between the Company and the Managers	38
5.13	Rights of Enforcement	38
5.14	Reimbursement of Expenses to Managers and Observers	39
5.15	Limited Liability	39
5.16	Compliance with Laws	39
5.17	Affirmative Power of Board	39
5.18	Binding Authority	39
5.19	Management Rights Agreement	40

ARTICLE 6 DISTRIBUTIONS; RIGHTS		40
6.1	Distributions	40
6.2	Tax Distributions	41
6.3	Tax Withholding; Withholding Advances	42
6.4	Distribution Demands	43
6.5	Restriction on Distributions	43

ARTICLE 7 ALLOCATION OF NET INCOME, NET LOSSES AND OTHER ITEMS AMONG THE MEMBERS		44
7.1	Capital Accounts	44
7.2	Allocation of Net Income and Net Loss	44
7.3	Compliance With Treasury Regulations	45
7.4	Special Allocations	45
7.5	Allocation of Certain Tax Items	45
7.6	Allocation Between Assignor and Assignee	46
7.7	Profit Shares	46

ARTICLE 8 TRANSFER AND ASSIGNMENT OF membership INTERESTS; EXITS		47
8.1	Transfers	47
8.2	Mandatory Drag Along	48
8.3	Public Offering	49
8.4	Euroseas Redemption Right	50
8.5	Paros and All Seas Conversion Rights	51
8.6	Covenants Relating to the Conversion Rights	53
8.7	Representations and Warranties Relating to the Conversion Rights	56
8.8	Determination of Appraised Net Asset Value of a Subject Company	56
8.9	Rights of Assignees	58
8.10	Substitution of Members	58
8.11	Effective Date of Permitted Transfers	58
8.12	Rights of Legal Representatives	58

8.13	No Effect of Transfers in Violation of Agreement	59
8.14	Amendment to Exhibit A	59

ARTICLE 9 ACCOUNTING, RECORDS, REPORTING BY MEMBERS		59
9.1	Books and Records	59
9.2	Delivery to Members and Inspection	60
9.3	Financial and Other Information	61
9.4	G&A Budget	62
9.5	Filings	62
9.6	Bank Accounts	63
9.7	Accounting Decisions and Reliance on Others	63
9.8	Tax Matters	63
9.9	Confidentiality Obligations	63
9.10	Classification as a Partnership	64
9.11	Tax Limitations	64

ARTICLE 10 DISSOLUTION AND WINDING UP		64
10.1	Dissolution	64
10.2	Winding Up	65
10.3	Order of Payment Upon Dissolution	65
10.4	Limitations on Payments Made in Dissolution	66
10.5	Certificate of Cancellation	66
10.6	No Action for Dissolution	66

ARTICLE 11 INDEMNIFICATION AND INSURANCE		67
11.1	Indemnification	67
11.2	Reimbursements: Advancements	67
11.3	Insurance	67

ARTICLE 12 MISCELLANEOUS		68
12.1	Expenses	68
12.2	Entire Agreement	68
12.3	Binding Effect	68
12.4	Parties in Interest	68
12.5	Headings	69
12.6	Interpretation	69
12.7	Governing Law	69
12.8	Consent to Jurisdiction; Service of Process	69
12.9	WAIVER OF JURY TRIAL	69
12.10	Exhibits	69
12.11	Invalid Provisions	69
12.12	Further Assurances	70
12.13	Notices	70
12.14	Amendments	70
12.15	Reliance on Authority of Person Signing Agreement	70
12.16	No Interest in Company Property; Waiver of Action for Partition	71
12.17	Counterparts	71

12.18	Attorney Fees	71
12.19	Time is of the Essence	71
12.20	Remedies Cumulative	71
12.21	Waiver	71

EXHIBITS

Exhibit A          Capital Account Balances of Members
Exhibit B           Address of Managers for Serving Notice
Exhibit C           Initial G&A Budget
Exhibit D           Acquisition Guidelines
Exhibit E           Euromar Registration Rights Agreement
Exhibit F           Euroseas Registration Rights Agreement
Exhibit G           Shareholders' Agreement
Exhibit H           Transaction Expenses
Exhibit I             Management Rights Agreement
Exhibit J            First Amendment to the Shareholder Rights Plan

LIMITED LIABILITY COMPANY AGREEMENT
FOR
EUROMAR LLC
A MARSHALL ISLANDS LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement (as amended, supplemented or modified from time to time, this "Agreement") of Euromar LLC, a Marshall Islands limited liability company (the "Company"), is made and to be effective as of March 24, 2010 by and among Euroseas Ltd., a Marshall Islands corporation ("Euroseas"), Paros Ltd., a Cayman Islands exempted company ("Paros"), and All Seas Investors I Ltd., a Cayman Islands limited company ("All Seas I"), All Seas Investors II Ltd., a Cayman Islands limited company ("All Seas II"), All Seas Investors III LP, a Cayman Islands exempted limited partnership ("All Seas III", and collectively with All Seas I and All Seas II, "All Seas" and, individually, an "All Seas Member").  In consideration of the mutual promises and obligations set forth herein, and with the intent of being legally bound, the parties hereto hereby agree as follows:

RECITALS

WHEREAS, the Company has been formed pursuant to the Act by the filing of a Certificate of Formation of the Company (the "Certificate of Formation") with the office of the Registrar of Corporations of the Republic of the Marshall Islands on January 4, 2010;

WHEREAS, on the date hereof, each of Paros, All Seas I, All Seas II, All Seas III and Euroseas are committing to purchase Units in exchange for Capital Contributions to the Company pursuant to the terms and conditions herein;

WHEREAS, the Persons committing to acquire Units as described in the preceding recital shall be admitted as Members of the Company; and

WHEREAS, concurrently with the execution of this Agreement and as set forth in the Management Agreement, the Company has granted Options to Euroseas to purchase Option Units in accordance with, and which Options and Option Units shall be governed by, the Management Agreement and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

"80% Holder" means a holder of Capital Percentage Interests representing more than 80% of the Paros All Seas Percentage Interest.

"Act" means the Marshall Islands Limited Liability Company Act, as amended from time to time.

"Acquisition Guidelines" means the Acquisition Guidelines attached hereto as Exhibit D.

"Adjusted Euroseas Capital Market Value" means an amount equal to the product of (a) 92.5% multiplied by (b) the excess of (i) the product of (A) the Euroseas VWAP multiplied by (B) the sum of (1) the number of all shares of Euroseas Common Stock issued and outstanding as of the date of delivery of the Conversion Notice plus (2) the number of all vested In-The-Money Options and Warrants as of the date of delivery of the Conversion Notice plus (3) the number of all unvested In-The-Money Options and Warrants and shares of unvested restricted Euroseas Common Stock granted under Euroseas' stock plans, in each case as of the date of delivery of the Conversion Notice, not to exceed, in the aggregate, 2% of the total number of all shares, options and warrants included pursuant to clauses (1) and (2) over (ii) the product (the "Aggregate Exercise Price") of (x) the number of all vested and unvested In-The-Money Options and Warrants as of the date of delivery of the Conversion Notice to the extent included in clauses (2) and (3) multiplied by (y) the average exercise or strike price of such options or warrants as of the date of delivery of the Conversion Notice; provided, however, that such amount shall be equitably adjusted if Euroseas issues equity, declares or pays any dividend, makes any distribution of any kind to any shareholder, makes any direct or indirect redemption, retirement, purchase or other acquisition of any shares of Euroseas Common Stock or otherwise effects any capital transaction following delivery of a Conversion Notice but prior to the consummation of the related Conversion or rescission of such exercise of Conversion Rights.

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person.  The term "control" (as used in the terms "controlling", "controlled by" or "under common control with") means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

"Agreement Regarding Vessel Opportunities" means the Agreement Regarding Vessel Opportunities, dated as of the date hereof, by and among the Company and each of Euroseas, Eurobulk Ltd., Eurochart S.A. and Aristides J. Pittas, as may be amended, supplemented or modified from time to time.

"All Seas GP" means Rhône Capital III LP.

"Appraised Net Asset Value" means, with respect to any Subject Company, the sum of (A) the aggregate Fair Market Value for all Vessels directly or indirectly wholly-owned by the Subject Company as determined in accordance with Section 8.8(a), plus (B) the Other Net Assets Amount of the Subject Company as determined in accordance with Section 8.8(b).

"Assignee" means the owner of an Economic Interest who has not been admitted as a substitute Member in accordance with ARTICLE 8.

"Assumed Tax Rate" means with respect to each Member (or Person whose tax liability is determined by reference to the income of a Member), a rate equal to the sum of the maximum rate of New York state and local income tax and United States federal income tax that would be imposed on any individual Member if it was a resident of New York City, taking into account the year in which the income is recognized by the Company, the character of the income of the Company and the deductibility of state and local income taxes for United States federal income tax purposes.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required by law or executive order to close.

"Capital Account" means, with respect to any Member, the capital account which the Company establishes and maintains for such Member pursuant to Section 3.2 and ARTICLE 7.

"Capital Contribution" means, with respect to any Member, the total amount of cash and fair market value of property contributed to the Company by such Member, whether before or after the date hereof, reduced, in the case of each All Seas Member, by the Investment Fee paid to All Seas GP in connection with such Member's Initial Capital Contribution pursuant to the terms of the Transaction Fee Agreement.

"Capital Percentage Interest" means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the aggregate Capital Contributions of such Member on such date to the aggregate Capital Contributions of all Members on such date.  The combined Capital Percentage Interest of all Members shall at all times equal 100%.  The Capital Percentage Interests of the Members as of the date hereof (after giving effect to the Initial Capital Contributions) is set forth on Exhibit A hereto.

"Capital Transaction" means (a) a liquidation, dissolution or winding up of the Company pursuant to ARTICLE 10 or any other recapitalization transaction outside of the ordinary course in which cash or other assets are distributed to the Members, or (b) a Significant Corporate Transaction.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

"Company Minimum Gain" with respect to any year, means the "partnership minimum gain" computed in accordance with the principles of Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

"Conversion Value" means, with respect to any Converting Member(s), an amount equal to the amount that such Converting Member(s) would receive in respect of its/their Conversion Units that are being exchanged pursuant to Section 8.5 if (a) the Appraised Net Asset Value of the Company were distributed to such Units under Section 10.3 as of the date of the delivery of the Conversion Notice and (b) all Options that would be automatically exercised as a result of such Distribution were deemed to be exercised in accordance with their terms.

"Converted Percentage Interest" means an amount equal to the ratio (expressed as a percentage) of (A) the Conversion Value to (B) the sum of (1) the greater of (i) the sum of (X) the Appraised Net Asset Value of Euroseas as of the date of delivery of the Conversion Notice plus (Y) the Aggregate Exercise Price and (ii) the Adjusted Euroseas Capital Market Value plus (2) the Conversion Value.

"Converting Member Independent Shares" means, with respect to Paros, individually or the All Seas Members, in the aggregate (in each case together with their respective Permitted Transferees), the product (determined as of the date the applicable vote is to be taken) of (x) such Converting Member's Independent Share Voting Percentage as of such date multiplied by (y) the number of Independent Shares as of such date.

"Deal Fee" has the meaning set forth in the Transaction Fee Agreement.

"Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of any asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis of an asset for United States federal income tax purposes at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

"Disposition" means, with respect to any property, the direct or indirect transfer, sale, or other disposition (but not, for the avoidance of doubt, a pledge, encumbrance, mortgage or hypothecation) of such property including, with respect to any Vessel, a total loss, casualty or compulsory acquisition of such Vessel.

"Distributable Cash" means, as of the date of determination, the excess, if any, of (x) without duplication, the amount of cash, cash equivalents, money, currency, credit balance in any demand or deposit account (other than to the extent attributable to loan proceeds and excluding any such amounts held in a restricted account or retention account with a lender) and any freely tradable equity or debt securities that are listed for trading on a national exchange or automated quotation system, in each case that is held by the Company or any Subsidiary as of such date and excluding any amounts included in Distribution Event Proceeds over (y) the Reserve Amount determined as of such date.

"Distribution Event" means (i) the Disposition of any Vessel owned by the Company or any Subsidiary, (ii) the sale of any Subsidiary, and (iii) any Capital Transaction or other sale of the Company.

"Distribution Event Proceeds" means net cash proceeds (after the repayment of any indebtedness required to be repaid in connection with the consummation of such Distribution Event, brokerage fees and other costs and expenses incurred in connection therewith)

received by the Company or any Subsidiary in connection with any Distribution Event except (with respect to clauses (i) or (ii) of the definition of Distribution Event) to the extent the Board of Managers, by unanimous vote, determines to exclude any such proceeds from such calculation, less any amounts a Qualified Majority of Managers deems necessary (after consultation with Euroseas) to reserve for customary and usual transaction costs, expenses and taxes payable (but not yet paid) by the Company and/or any applicable Subsidiary in connection with such Distribution Event.

"Drag Along Seller" means any of Paros and/or any All Seas Member if, at the time of determination, such Member (together with its Affiliates) owns (i) greater than 20% of the Paros All Seas Percentage Interest, and (ii) a Capital Percentage Interest greater than 10%.

"Economic Interest" means the right to receive distributions of the Company's assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including the right to vote or participate in the management of the Company, any Conversion Right or except as provided in the Act, any right to information concerning the business and affairs of the Company.

"Euroseas Common Stock" means (a) the Common Stock of Euroseas, par value $0.03, and (b) any other securities into which, or for which, any of the securities described in clause (a) may be converted or exchanged pursuant to a recapitalization, merger, reorganization or similar transaction.

"Euroseas Percentage Interest" means, with respect to Paros or All Seas as of any date, the ratio (expressed as a percentage) of (a) the number of shares of Euroseas Common Stock held by such Member(s) (together with any Permitted Transferees) on such date (solely as a result of such Member's exercise of its Conversion Rights hereunder) to (b) the  number of issued and outstanding shares of Euroseas Common Stock on such date.

"Euroseas VWAP" means the daily volume weighted average price per share of the Euroseas Common Stock on its principal trading market over the 10 Trading Days preceding (a) for purposes of determining the Adjusted Euroseas Capital Market Value, the date of delivery of the Conversion Notice and (b) for all other purposes, such date as may be specified.

"Exempted Transaction" means any of the following: (i) the approval, adoption, execution or delivery of this Agreement or any other Transaction Document, (ii) the approval or consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) the approval or grant of the Conversion Rights, any Conversion Right becoming exercisable or the exercise thereof and/or (iv) the announcement of any of the foregoing.

"Exit Notice" means the Euroseas Redemption Notice or any Conversion Notice, as applicable.

"Exiting Member" means, in the case of the exercise of the Euroseas Redemption Right, Euroseas, and, in the case of the exercise of a Conversion Right, the Member who exercised such Conversion Right.

"Fair Market Value" shall mean, with respect to any Vessel, the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm's-length transaction for such Vessel, including the value, positive or negative, of such Vessel's charter arrangements (i) for periods capable of lasting more than thirteen (13) months or (ii) otherwise reasonably determined to impact the Fair Market Value of such Vessel, but without physical inspection of the Vessel and without taking into account any Indebtedness related to such Vessel.

"Fiscal Year" means the Company's fiscal year, which shall be the twelve (12) months ended on December 31 of each year, unless a different year end is required by applicable law.

"G&A Budget" means the Initial G&A Budget or any general and administrative expense budget of the Company subsequently approved by the Board of Managers pursuant to Section 5.4(c) or otherwise in effect pursuant to Section 9.4.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for United States federal income tax purposes, except as follows:

(i)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the contributing Member and the Company; and

(ii)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, as of the following times:  (1) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or for services to be rendered to or on behalf of the Company; (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company; and (3) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (1) and (2) shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the members in the Company;

(iii)         The Gross Asset Value of any Company asset distributed to any member shall be adjusted to equal the fair market value of such asset on the date of distribution; and

(iv)         the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and Section 7.4; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that the Members determine that an adjustment pursuant to clause

(ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v)          if the Gross Asset Value of any asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing gains or losses from the disposition of such asset.

"Hedging Obligation" means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, including any freight forward agreement.

"Indebtedness" of a Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding contingent obligations under surety bonds), (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) the capitalized amount of all capital leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers acceptance, surety bond or similar instrument, (vi)  all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) all Hedging Obligations of such Person, and (ix) all Indebtedness of others guaranteed by such Person.  Any obligation constituting Indebtedness solely by virtue of the preceding clause (vii) shall be valued at the lower of the fair market value of the corresponding asset and the aggregate unpaid amount of such obligation.

"Independent Share Voting Multiplier" means, with respect to Paros or All Seas (in each case together with their respective Permitted Transferees), a number (expressed as a percentage) equal to the smaller of (x) the Euroseas Percentage Interest of such Converting Member(s) and (y) the Percentage Board Representation of such Converting Member(s).

"Independent Share Voting Percentage" means, with respect to Paros or All Seas (in each case together with their respective Permitted Transferees), the ratio (expressed as a percentage) of the Independent Share Voting Multiplier of such Converting Member(s) over the aggregate Independent Share Voting Multiplier of all such Converting Members.

"Independent Shares" means a number of shares of Euroseas Common Stock, rounded to the nearest whole share, equal to (a) the result of (i) the number of issued and outstanding shares of Euroseas Common Stock that are not beneficially owned by Paros, All Seas,  any of their respective Permitted Transferees or by any other Persons who acquired Units originally held by such Member pursuant to a Permitted Transfer, divided by (ii) the sum of (x) 1 (one) minus (y) the lesser of (A) the Percentage Board Representation of Paros and All Seas and (B) the quotient obtained by dividing the number of issued and outstanding shares of Euroseas Common Stock that are  beneficially owned by Paros, All Seas and any of their respective Permitted Transferees by the number of issued and outstanding shares of Euroseas Common Stock that are beneficially owned by Paros, All Seas, any of their respective Permitted Transferees and all other shareholders of Euroseas (other than any Persons (other than Permitted Transferees) who acquired Units originally pursuant to a Permitted Transfer), collectively, minus (b) the number of issued and outstanding shares of Euroseas Common Stock that are not beneficially owned by Paros, All Seas, any of their respective Permitted Transferees or by any other Persons who acquired Units originally held by such Member pursuant to a Permitted Transfer.

"Independent Majority of Managers" means, (a) at such times as the Paros All Seas Percentage Interest is at least 50% and either of Paros (together with its Permitted Transferees) or All Seas (together with its Permitted Transferees) is an 80% Holder, the affirmative vote of all of the Managers designated by such 80% Holder and (b) at all other times, the affirmative vote of a majority of the Managers designated by Paros and All Seas.

"Initial G&A Budget" means the general and administrative expense budget of the Company for the remainder of the 2010 Fiscal Year as set forth on Exhibit C.

"Investment Fee" has the meaning set forth in the Transaction Fee Agreement.

"In-The-Money Options and Warrants" means, as of any date, all options and warrants in respect of Euroseas Common Stock outstanding on such date, with an exercise or strike price that is less than the Euroseas VWAP as of such date.

"IRS" means the Internal Revenue Service.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement, the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Management Agreement" means the Management Agreement, dated as of the date hereof, by and among the Company, Euroseas, Eurobulk Ltd. and Eurochart S.A., as amended, supplemented or modified from time to time.

"Market Disruption Event" shall mean that any of the following events that has occurred: (i) any suspension of, or limitation imposed on, trading by the Relevant Market during any period or periods aggregating one half-hour or longer during the regular trading session for the Relevant Market on the relevant day and whether by reason of movements in price exceeding limits permitted by the Relevant Market, or otherwise relating to the Euroseas Common Stock or in futures or options contracts relating to the Euroseas Common Stock for the Relevant Market; (ii) any event (other than an event described in clause (iii) below) that disrupts or impairs (as determined by Euroseas in its reasonable discretion) the ability of market participants during any period or periods aggregating one half-hour or longer during the regular trading session for the Relevant Market on the relevant day in general to effect transactions in, or obtain market values for, the Euroseas Common Stock in the Relevant Market or to effect transactions in, or obtain market values for, futures or options contracts relating to the Euroseas Common Stock for the Relevant Market; or (iii)

the failure to open of the Relevant Market on which futures or options contracts relating to Euroseas Common Stock, are traded or the closure of such market prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such market at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such market for execution at the actual closing time on such day.

"Maximum Capital Contribution Obligation" means, with respect to each Member, the maximum Capital Contribution such member is obligated to make which, with respect to (a) Euroseas, means an amount equal to $25 million, (b) Paros, means an amount equal to $75 million, and (c) the All Seas Members, means an amount initially equal to $75 million, for which such amount the All Seas Members shall be jointly and severally liable; provided, that such aggregate amount shall be allocated among the All Seas Members, pursuant to Section 3.5(d) prior to the funding of the Initial Capital Contribution.

"Member" means Paros, All Seas I, All Seas II, All Seas III, Euroseas and any Person who has been admitted to the Company as a Member in accordance with this Agreement or is an Assignee who has become a Member in accordance with ARTICLE 8.

"Member Nonrecourse Debt" means liabilities of the Company treated as "partner nonrecourse debt" under Treasury Regulations Section 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain" means an amount of gain characterized as "partner nonrecourse debt minimum gain" under Treasury Regulation Sections 1.704-2(i)(2) and 1.704-2(i)(3).

"Membership Interest" means a Member's ownership interest in the Company including any and all benefits to which the holder of such Membership Interest may be entitled as provided in this Agreement or under the Act, including any Units (including Option Units), a Member's Economic Interest, the Conversion Rights, the right to vote on or participate in the management to the extent provided in this Agreement, and the right to receive information concerning the business and affairs of the Company, together with all obligations of a Member to comply with the terms and provisions of this Agreement.

"Membership Interest Equivalents" means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Units or other equity securities of the Company, and any option (including the Options), warrant or other subscription or purchase right with respect to Membership Interests or such other equity securities of the Company.

"Net Income" and "Net Losses" mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, as the case may be for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:  (i) any income of the Company that is exempt from United States federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss; (iii) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof; (iv) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Losses; (v) in the event that the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses; (vi) Gain or loss from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and (vii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 7.4 shall not be taken into account in computing Net Income and Net Losses.

"Non-Exiting Member(s)" means, in the case of the exercise of the Euroseas Redemption Right, the Members other than Euroseas, and, in the case of the exercise of a Conversion Right, Euroseas and any Member who did not exercise such Conversion Right.

"Options" means the options to purchase Units that have been granted under the Management Agreement.

"Option Units" means any Units issued as a result of the exercise of any Option.

"Other Net Asset Amount" means the sum, either positive or negative, of (x) the value of the assets of the Subject Company as recognized on such Person's most recent balance sheet prepared in accordance with GAAP and consistent with past practice (which shall reflect the value of the Subject Company's interests in any Person that is less than wholly-owned by the Subject Company and, without duplication, the value of the Subject Company's interest in all Vessels not wholly owned directly or indirectly by the Subject Company, in each case as recognized on such Person's most recent balance sheet prepared in accordance with GAAP), but excluding the value of the Vessels directly or indirectly wholly-owned by the Subject Company, and, to the extent not duplicative, the value of the contingent assets of the Subject Company, in each case excluding intangible assets (such as but not limited to goodwill, intellectual property, deferred financing fees) and adjusted to reflect any material changes since the date of such balance sheet, including to reflect casualty losses and insurance proceeds received since the date of such balance sheet, minus (y) the Indebtedness of the Subject Company and, to the extent not duplicative, the value of the liabilities of the Subject Company as recognized on such Person's most recent balance sheet prepared in accordance with GAAP and consistent with past practice, but excluding any original issue discounts applied to Indebtedness and adjusted to reflect any material changes since the date of such balance sheet, and for the avoidance of doubt, excluding any obligations of the Company under Section 6.1(c), in each case determined on a consolidated basis with respect to such Subject Company.

"Paros All Seas Percentage Interest" means the aggregate Capital Percentage Interest held by Paros and All Seas, together with their Permitted Transferees.

"Percentage Board Representation" means, as of any date, the ratio (expressed as a percentage, except for purposes of calculating the number of "Independent Shares" for which purposes it will be expressed as a decimal fraction) of (a) with respect to Paros or All Seas, the number of directors such Member(s) (together with its Permitted Transferees) is entitled to nominate to the Euroseas Board of Directors pursuant to Section 8.6(d) on such date and (b) with respect to the Paros Converting Members and the All Seas Converting Members, the aggregate number of directors Paros and All Seas (together with their respective Permitted Transferees) are entitled to nominate to the Euroseas Board of Directors pursuant to Section 8.6(d), in each case to the aggregate number of directors on the Euroseas Board of Directors as of such date (assuming, for this purpose that the directors Paros and All Seas are entitled to nominate pursuant to Section 8.6(d) are actually elected).

"Percentage Interest" means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the aggregate number of Units held by such Member on such date to the aggregate number of Units held by all Members on such date.  The combined Percentage Interest of all Members shall at all times equal 100%.

"Permitted Distributions" means aggregate Distributions (together with all prior Distributions pursuant to Section 6.1(c) or Section 6.2, but excluding any Transaction Fees) to Members that would not result in the automatic exercise of any Option.

"Permitted Transferee" means, (i) with respect to any Member who is an individual, a member of such Member's immediate family, which shall include such Member's spouse, children or grandchildren, or a trust, corporation, partnership or limited liability company all of the beneficial interests of which shall be held by such Member or one or more members of such Member's immediate family, and shall include such Member's heirs, successors, administrators and executors; (ii) with respect to any Member that is an entity, (x) any Affiliate of such Member; provided, that no Affiliate of Euroseas will be a Permitted Transferee of the Units unless such Affiliate has been appointed by the Board of Managers to manage the day-to-day operations of the Company, or (y) any partner, shareholder, member or similar equityholder of such Member or any of its Affiliates (except any partner, shareholder, member or similar equityholder of Euroseas).  For the avoidance of doubt, except for the transferees set forth above, a Permitted Transferee shall not include any other Persons who acquire Units originally held by such Member pursuant to a Permitted Transfer.

"Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind.

"Prime Rate" shall mean the prime rate (the base rate on corporate loans at large U.S. money center commercial banks) as published in the Money Rates section of the Wall Street Journal or other equivalent publication if the Wall Street Journal no longer publishes such information; provided, that if more than one such prime rate is published on any given day, the lowest of such published rates shall be the Prime Rate for purposes of this Agreement.

"Public Offering" means, in the case of an offering in the United States, a firm commitment underwritten public offering of equity securities, pursuant to an effective registration statement filed with the Securities Exchange Commission pursuant to the Securities Act, as then in effect, and, in the case of an offering in any other jurisdiction, a widely distributed offering of equity securities in which both retail and institutional investors are eligible to buy in accordance with the securities laws of such jurisdiction, in each case in an offering that is anticipated to result in gross proceeds of not less than $40,000,000, as determined by the Board of Managers; provided, that a Public Offering shall not include an offering made in connection with a business acquisition or combination.

"Qualified Majority of Managers" means, (a) at such times as the Paros All Seas Percentage Interest is at least 50% and each of Paros (together with its Permitted Transferees) and All Seas (together with its Permitted Transferees) holds Capital Percentage Interests representing at least 20% of the Paros All Seas Percentage Interest, the affirmative vote of all of the Managers nominated for election by either Paros or All Seas, (b) at such times as the Paros All Seas Percentage Interest is at least 50% but either of Paros (together with its Permitted Transferees) or All Seas (together with its Permitted Transferees) is an 80% Holder, the affirmative vote of all of the Managers designated by the 80% Holder, and (c) at such times as the Paros All Seas Percentage Interest is less than 50%, the affirmative vote of a majority of the Managers present at a meeting at which a quorum is present.

"Redemption Value" means an amount equal to the amount that Euroseas would receive in respect of its Units that are being redeemed pursuant to Section 8.4 (for the avoidance of doubt, excluding any amounts attributable to its Option Units) if (a) the Appraised Net Asset Value of the Company were distributed to such Units under Section 10.3 as of the date of the delivery of the Euroseas Redemption Notice and (b) all Options that would be automatically exercised as a result of such Distribution were deemed to be exercised in accordance with their terms.

"Related Party Transaction" means any transaction between the Company or any of its controlled Affiliates, on the one hand, and any Member, any Affiliate of a Member, or any director, officer, employee or "associate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of the Company, a Member or any Affiliate of a Member, on the other hand.

"Relevant Market" means the principal trading market of the Euroseas Common Stock.

"Reserve Amount" means the amount of cash which the Board of Managers deems necessary for the Company's business (following consultation with Euroseas), taking into account all debts, liabilities and obligations of the Company then due, and working capital and other amounts deemed necessary for the Company's business or to place into reserves for customary and usual expenditures or claims with respect to such business.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

"Shareholder Rights Plan" means the Shareholder Rights Agreement, dated as of May 18, 2009, between Euroseas and American Stock Transfer and Trust Company, LLC, as Rights Agent, as amended, supplemented or modified from time-to-time.

"Significant Corporate Transaction" means (i) any transfer, sale or other Disposition by the Company or any of its Subsidiaries of all or substantially all of (A) the assets of the Company and its Subsidiaries or (B) the outstanding equity of the Company (including by way of tender offer, merger, combination, reorganization or consolidation), in each case to any Person or group of Persons in a transaction or series of transactions, and (ii) any Public Offering.

"Subject Company" means Euroseas (together with its subsidiaries) or the Company (together with its Subsidiaries), as the case may be.

"subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time directly or indirectly owned by such Person.

"Subsidiary" means a subsidiary of the Company.

"Supermajority-in-Interest of the Members" means, (a) at such times as the Paros All Seas Percentage Interest is at least 50% and each of Paros (together with its Permitted Transferees) and All Seas (together with its Permitted Transferees) holds Capital Percentage Interests representing at least 20% of the Paros All Seas Percentage Interest, the affirmative vote of both Paros and All Seas, (b) at such times as the Paros All Seas Percentage Interest is at least 50% but either of Paros (together with its Permitted Transferees) or All Seas (together with its Permitted Transferees) is an 80% Holder, the affirmative vote of such 80% Holder, and (c) at such times as the Paros All Seas Percentage Interest is less than 50%, the affirmative vote of a majority of the Members (without regard to such Members' Capital Percentage Interest or Percentage Interest) as of the date hereof who, as of the date determination, hold, together with their Permitted Transferees, a Capital Percentage Interest of at least 5% as of the date of determination; provided, that for purposes of this clause (c), the All Seas Members shall be considered a single Member and their Capital Percentage Interest shall be determined in the aggregate.

"Tax Distribution Date" means January 10, April 10, June 10 and September 10 of each Fiscal Year.

"Trading Day" shall mean, for purposes of determining the Euroseas VWAP, a Business Day on which the Relevant Market is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.

"Transaction Documents" means this Agreement, the Management Agreement, the Euromar Registration Rights Agreement, the Euroseas Registration Rights Agreement, the Agreement Regarding Vessel Opportunities, the Shareholders' Agreement, the Transaction Fee Agreement, the Management Rights Agreement and all other documents entered into on the date hereof in connection with the transactions contemplated herein.

"Transaction Fee Agreement" means the transaction fee agreement between Euroseas, Paros, the All Seas Members and All Seas GP, dated as of the date hereof, as amended, supplemented or modified from time to time.

"Transaction Fees" means Investment Fees and Deal Fees.

"Treasury Regulations" means the regulations promulgated under the Code.

"Uncalled Capital Contribution Obligation" means, as of the date of determination, with respect to any Member, the excess, if any, of (a) such Member's Maximum Capital Contribution Obligation over (b) the sum of (i) the aggregate amount of all Capital Contributions made by such Member as of such date pursuant to Section 3.5 plus (ii) the aggregate amount of all Contribution Loans made by such Member that, as of such date, remain outstanding and have not been foreclosed upon or converted into Make-Up Contributions, plus (iii) the aggregate amount of all Make-Up Contributions made by such Member as of such date.

"Unit" means a limited liability company interest in the Company.

"Valid Business Reason" means the withholding of consent to admit a third party as a Member if, (a) with respect to Euroseas, in the reasonable judgment of Euroseas, the third party or its Affiliates is engaged in direct competition with the Company or Euroseas, (b) in the case of any Member or Manager, in the reasonable judgment of such Member or Manager, as the case may be, such third party or its Affiliates has a criminal record or is otherwise of ill repute and (c) in the case of any Member or Manager, if such third party does not execute an instrument satisfactory to each Manager in its reasonable judgment, accepting and adopting the terms and provisions of this Agreement.

1.2          Other Definitions.  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Accounting Referee	8.8(b)
Actions	5.13
Additional Capital Contribution	3.5(a)
Aggregate Exercise Price	1.1
Agreement	Preamble
All Seas	Preamble

Term	Section
All Seas I	Preamble
All Seas II	Preamble
All Seas III	Preamble
All Seas Converting Members	8.6(d)
All Seas Member	Preamble
Approved Transaction	8.1(a)(i)
Board of Managers	5.1
Business	2.6
By-Laws Amendment	3.4(b)
Capital Call	3.5(a)
Capital Default	3.6(a)
Capital Default Notice	3.6(a)
Certificate of Formation	Recitals
Change of Control	8.5(a)
Charter Amendment	8.6(a)
Commitment Period	3.5(a)
Company	Preamble
Company Manager	5.18
Contribution Lender	3.6(a)
Contribution Loan	3.6(a)
Conversion	8.5(a)
Conversion Notice	8.5(a)
Conversion Right	8.5(a)
Conversion Units	8.5(a)
Converting Member(s)	8.5(a)
Default Amount	3.6(a)
Defaulting Capital Member	3.6(a)
Defaulting Manager	3.6(a)(i)
Dissolution Event	10.1
Distribution	6.1(b)
Early Termination Event	3.5(a)
Euromar Registration Rights Agreement	8.3
Euroseas	Preamble
Euroseas Board Representation	8.6(d)
Euroseas Redemption Notice	8.4(a)
Euroseas Redemption Right	8.4(a)
Euroseas Registration Rights Agreement	8.5(f)
Euroseas Statement	8.8(b)
Exit Transaction	8.2(a)
Exit Transaction Notice	8.2(a)
Final Appraiser	8.8(a)
Initial Appraiser	8.8(a)
Initial Capital Contribution	3.4(a)
Interested Member	4.5
IPO Conversion	2.7(a)

Term	Section
Make-Up Contribution	3.6(a)(ii)(A)
Manager	5.2
Managers	5.2
Non-Defaulting Capital Member	3.6(a)
Objection Notice	8.8(b)
Observers	5.2
Paros	Preamble
Paros Converting Members	8.6(d)
Permitted G&A Budget Rollover Increase	9.4
Permitted Transfer	8.1(a)(i)
Redemption	8.4(a)
Redemption Units	8.4(a)
Reviewing Member(s)	8.8(b)
Shareholders' Agreement	8.5(g)
Supermajority Matter	4.10
Tax Distribution	6.2(a)
Tax Liability Amount	6.2(a)
Tax Matters Member	9.8(b)
Transaction Expenses	12.1
Transfer	8.1(a)(i)
Vessels	2.6
Withholding Advances	6.3(b)

1.3          Interpretation.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) words using the singular or plural number shall also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to "Articles," "Sections," "subsections" and other subdivisions, and to Exhibits, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Annexes and other attachments to, this Agreement; (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (d) the words "herein," "hereof," "hereunder," "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation"; (f) any reference to the Code, the Treasury Regulations, the Act or other statutes or laws will include all amendments, modifications or replacements of the specified sections and provisions concerned; (g) "or" is not exclusive; and (h) all dollar amounts set forth herein are in U.S. Dollars.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1          Formation.  The Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation on January 4, 2010.  The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2          Name.  The name of the Company is currently Euromar LLC.  The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate or advisable.

2.3          Term.  The Company shall continue in existence perpetually, unless sooner dissolved as provided by this Agreement or required by the Act.

2.4          Office and Agent.  The Company shall continuously maintain an office and registered agent in the Marshall Islands as required by the Act.  The principal office of the Company shall be located in Maroussi, Greece, or such other place as may be determined by the Board of Managers.  The registered office of the Company in the Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, or such other place within the Marshall Islands as may be determined by the Board of Managers.  The registered agent for service of process on the Company shall be The Trust Company of the Marshall Islands, Inc., or any successor registered agent appointed by the Board of Managers in accordance with the Act.

2.5          Addresses of the Members and the Managers.  The respective addresses of the Members are set forth on Exhibit A and the respective addresses of the Managers are set forth on Exhibit B.  A Member or Manager may change his or her address upon notice thereof to the Company.

2.6          Purpose and Business of the Company.  The sole purpose of the Company is to engage in the business of acquiring, maintaining, managing, operating and disposing of shipping vessels (the "Vessels" and such business, the "Business").  The Company may engage in other businesses as the Board of Managers may determine from time to time in accordance with Section 5.4, subject to the approval rights of the Members pursuant to Section 4.10.  The Company shall have any and all powers necessary or desirable to carry out the purpose and business of the Company, to the extent the same may be lawfully exercised by limited liability companies under the Act.  In order to facilitate the purpose of the Company, as set forth above, the Board of Managers may cause the Company to form one or more subsidiary special purpose entities or vehicles to own all or individual Vessels (or interests therein) or to conduct a portion of the Business; provided, however, except as otherwise unanimously approved by the Board of Managers and approved by a Supermajority-in-Interest of the Members, the terms of the organizational documents relating to the formation of such entities or vehicles must contain such provisions as will, together with the provisions of this Agreement, have substantially the same effect as would be the case if the Vessels were held and all such business were conducted by the Company pursuant to the terms of this Agreement, taking into account any modifications necessary due to the jurisdiction (and related local laws) of such entities or vehicles; and provided, further, that the tax and regulatory circumstances of the Company and each of the Members shall be considered by the Board of Managers in determining the domicile, flag state and legal structure of any such entity or vehicle.

2.7          Conversion to IPO Corporation.

(a)           In connection with any proposed Public Offering (i) approved by the Board of Managers pursuant to Section 5.3 and a Supermajority-In-Interest of the Members, the Board of Managers may, or (ii) initiated by a Drag Along Seller pursuant to Section 8.3, the Board of Managers shall, in each case without the further consent of any Member, to the extent necessary to facilitate such Public Offering: (1) form a corporation (the assets of which would consist of interests in the Company) or amend this Agreement to provide for a conversion in accordance with Marshall Islands law to a corporation or such other capital structure as the Board of Managers may determine; (2) distribute equity interests in the resulting company to the Members; (3) form a Subsidiary holding company and distribute its shares to the Members; (4) subject to Section 5.4, move the Company or any successor to another jurisdiction to facilitate any of the foregoing; or (5) take such other steps as it deems necessary to create a suitable vehicle for an offering or sale, in each such case in accordance with the Act and applicable law, and in each case for the express purpose of an initial offering of the securities of such corporation for sale to the public in a registered public offering pursuant to the Securities Act that is a Public Offering (an "IPO Conversion").  At the election of the Board of Managers, such IPO Conversion may take the form of an umbrella partnership structure in which the Members would control the new public vehicle through special voting arrangements and retain substantially all of their economic interest directly in the Company, with the right to exchange such interests for shares (or other equity securities and/or options at fair market value) in the new public vehicle.  When electing the form of the IPO Conversion and the resulting public vehicle, the Board of Managers shall consider the tax and regulatory circumstances of the Company and each of the Members.  Notwithstanding anything to the contrary contained herein, the Board of Managers shall not approve the IPO Conversion pursuant to Section 5.3 unless it shall have determined in good faith that a Public Offering can reasonably be expected to be consummated within sixty (60) days of the IPO Conversion and the IPO Conversion shall only occur on the day prior to the closing of the Public Offering.

(b)           In connection with any proposed IPO Conversion, at the option of the Board of Managers without the further consent of any Member, all or any portion of the Units may be converted into or redeemed for shares (or other equity securities and/or options at fair market value) and other rights with substantially equivalent economic, governance, priority and other rights and privileges as in effect immediately prior to such IPO Conversion (disregarding the tax treatment of such conversion or redemption).  If any such conversion or redemption is effected, each Member agrees that its consent is not required and that it shall raise no objection to such conversion or redemption and shall execute and deliver all agreements, instruments and documents as may be reasonably required in order to consummate such conversion or redemption.

(c)           If the Board of Managers undertakes an IPO Conversion pursuant to Section 2.7(a), the Members shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Board of Managers, including taking all actions required by the Board of Managers, in connection with consummating the IPO Conversion (including the voting of any Units (including any voting as Members as may be necessary to effect a transfer by continuation or to authorize a share capital, whether by liquidation of the Company and creation of a new entity, amendment to this Agreement or otherwise), to approve such IPO Conversion and to take any other actions required in order to effectuate an IPO Conversion).

2.8          Representations and Warranties Relating to Investment Company Act.  Each of Euroseas and the Company hereby represents and warrants (severally, and not jointly or jointly and severally) to each of Paros and All Seas, that the Company is not and, upon the funding of the Maximum Capital Contribution Obligations hereunder, shall not be, subject to regulation under the Investment Company Act of 1940, as amended.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

3.1          Units.

(a)           Each Unit shall be issued in exchange for a Capital Contribution in the amount of $1,000 or pursuant to the exercise of an Option in accordance with the terms thereof.

(b)           Exhibit A sets forth the number of Units, the Capital Percentage Interest and the Percentage Interest of each Member after giving effect to each such Member's Initial Capital Contribution.  The Company shall amend Exhibit A upon any issuance of Units (other than, for the avoidance of doubt, in connection with the Initial Capital Contributions).

(c)           Holders of Units shall (v) share in each item of Company income, gain, loss, deduction, and credit as provided in ARTICLE 7, (w) be entitled to such Distributions made pursuant to Section 6.1(c) in the amount set forth in such Section, (x) be entitled to such Tax Distributions made pursuant to Section 6.2 in the amount set forth in such Section, (y) be entitled to such distributions made pursuant to Sections 10.2 and 10.3 in the amounts and priorities as set forth in such Sections and (z) be entitled to such other voting and participation rights as are set forth in this Agreement.

(d)           Option Units shall be subject to forfeiture, cancellation and adjustment as set forth in Section 21.3 and Section 21.4 of the Management Agreement.

3.2          Capital Accounts.  A separate Capital Account will be established for each Member.  Each Capital Account will be maintained in accordance with ARTICLE 7.  Except as otherwise expressly provided in this Agreement, no Member will be personally liable for or be required to restore any deficit Capital Account balance.  If any Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account related to such Transferred Membership Interest.  The Company shall amend Exhibit A to reflect any Capital Contribution (other than any Initial Capital Contribution) made from and after the date hereof in accordance with the terms of this Agreement.

3.3          No Interest.  Except as otherwise expressly provided in this Agreement, no Member shall be entitled to receive any interest on its Capital Contributions.

3.4          Initial Capital Contributions.

(a)           Subject to Section 3.4(b), no later than twenty-five (25) Business Days following the date hereof, each of the Members shall make an initial Capital Contribution in the amounts set forth opposite such Member's name under the heading "Capital Account Balance" on Exhibit A with respect to its Units (each such Member's "Initial Capital Contribution") in exchange for the number of Units set forth opposite such Member's name on Exhibit A plus, in the case of each All Seas Member, an amount equal to the Investment Fee payable in connection with such Member's Initial Capital Contribution.  The Initial Capital Contributions shall be used primarily to pay the expenses described in Section 12.1, make deposits to secure the acquisition of Vessels and for other working capital requirements of the Company.

(b)           The obligation of each of Paros and each All Seas Member to make such Member's Initial Capital Contribution shall be subject to the satisfaction, or waiver by Paros and each All Seas Member, each in its sole discretion, of the condition that (i) Euroseas obtain the consent, in form and substance satisfactory to Paros and each All Seas Member, of each party set forth on Schedule 3.4(b) to the Charter Amendment and By-Laws Amendment and to the granting and exercise of the Conversion Rights pursuant to the terms of this Agreement, in each case to the extent required under such Agreement, (ii) the Board of Directors of Euroseas adopting an amendment to the By-Laws of Euroseas (the "By-Laws Amendment") to provide for the expansion of the Euroseas Board of Directors and the election of designees of Paros and All Seas as provided in Section 8.6 and (iii) Euroseas deliver a fully executed First Amendment to the Shareholder Rights Plan, in the form of Exhibit J hereto.

3.5          Additional Capital Calls.

(a)           The Board of Managers may, at any time during the Commitment Period, (x) in accordance with Section 5.4 upon the approval of a Vessel acquisition in accordance with Section 5.4 or (y) in connection with the incurrence of an expense in accordance with the G&A Budget then in effect, make a call or calls on Members (each, a "Capital Call") to make additional Capital Contributions (each, an "Additional Capital Contribution") in proportion to their respective Uncalled Capital Contribution Obligations;

provided, that in no event shall the Board of Managers make a Capital Call for Additional Capital Contributions in excess of such Member's Uncalled Capital Contribution Obligation, as determined as of the date such Capital Call is made.  Members shall be severally (and not jointly or jointly and severally) liable for funding Capital Calls.  Any notice of a Capital Call shall state with reasonable detail the anticipated use of such funds and notify each Member of its obligation to fund such Additional Capital Contribution as soon as practicable, and in any event within fifteen (15) Business Days of delivery of such notice (or such earlier date as may be determined by the unanimous approval of the Board of Managers and a Supermajority-In-Interest of the Members).  Notwithstanding anything to the contrary contained herein, other than, for the avoidance of doubt, the commitment to make Capital Contributions pursuant to Section 3.4 or the first sentence of this Section 3.5(a), no Member (or Affiliate of any Member) will be required to make any loan or advance to the Company or guaranty or make any other financial commitment with respect to any debt or other obligation of the Company, including to fund operations of the Company or meet any tax liabilities of the Members; provided, however, that Euroseas will use its best efforts to assist the Company in obtaining bank financing but will not, for the avoidance of doubt, be required to provide a guaranty of such Indebtedness.  Except as provided in Section 3.6 in connection with the funding of any Defaulting Capital Member's Capital Default, no Member (or Affiliate of any Member) shall make any Capital Contribution without the prior unanimous written consent of the Board of Managers.  The "Commitment Period" shall be the period beginning on the date hereof and ending on the earliest of: (a) such time as the Uncalled Capital Contribution Obligation of one or more Members has been reduced to zero and each Member with a positive Uncalled Capital Contribution Obligation failed to fund the most recent Capital Call; (b) the one year anniversary of the date hereof in the event the Company has not acquired or made a binding commitment to acquire a Vessel in accordance with Section 5.4,  unless such period is extended to the second anniversary of the date hereof by the unanimous approval of the Board of Managers; (c) the two year anniversary of the date hereof, unless such period is extended to the third anniversary of the date hereof by the unanimous approval of the Board of Managers; or (d) the date on which the Company's Board of Managers rejects a sixth consecutive investment proposal, all of which complied with the Acquisition Guidelines; provided, however, that the Board of Managers may, by unanimous vote, determine that such event set forth in clause (d) shall not terminate the Commitment Period (in which event this clause (d) shall apply to each consecutive subsequent investment proposal in line with the Acquisition Guidelines).  In the event (x) an event described in clause (b) or clause (d) of the previous sentence occurs and the Board of Managers does not, by unanimous vote, determine that such event shall not terminate the Commitment Period and (y) as of the date of such event the Company has not invested or made a binding commitment to invest at least $26.25 million, such event shall be an "Early Termination Event".

(b)           In the event an Additional Capital Call is made for the purpose of Vessel acquisition(s) and such Additional Capital Contributions are not invested within thirty (30) days from the date of such Capital Call, the Additional Capital Contributions shall be promptly returned to the Members who funded such Capital Call pro rata in proportion to the Capital Contributions of such Members pursuant to such Capital Call less any Transaction Fees paid to such Members in respect of such Capital Contributions;

provided, that such thirty (30) day period may, upon the unanimous consent of the Board of Managers (such consent not to be unreasonably withheld), be extended to sixty (60) days from the date of such Capital Call.

(c)           The obligation of each of Paros and each All Seas Member to make any Additional Capital Contribution shall be subject to the satisfaction or waiver by Paros and each All Seas Member, each in its sole discretion, of the condition that each of the representations and warranties made by Euroseas in Section 8.7 shall be true and correct in all material respects on and as of the date of such Additional Capital Contribution with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and the vote of the Managers appointed by Euroseas to approve a Capital Call shall be deemed to be a representation and warranty made by Euroseas to each of the other Members to the foregoing effect.

(d)           Each All Seas Member may transfer or assign its funding obligations hereunder, in whole or from time to time in part, to any other All Seas Member that agrees to accept such obligations; provided, that such transfer or assignment does not delay or adversely affect the funding of any Capital Call and shall not relieve such Member of its obligations hereunder or enlarge, alter or change any obligation of any Member other than an All Seas Member.  In the event that such funding obligations are transferred or assigned, appropriate adjustments will be made to the Maximum Capital Contribution Obligation of the All Seas Members (provided, that such amount shall at all times equal $75 million in the aggregate) and the Uncalled Capital Contribution Obligation of the All Seas Members (provided, that the aggregate Uncalled Capital Contribution Obligation of the All Seas Members immediately prior to such transfer or assignment shall be equal to the Uncalled Capital Contribution Obligation of the All Seas Members immediately following such transfer or assignment) and Exhibit A hereto shall be amended accordingly in the case of an transfer or assignment made prior to the funding of each All Seas Member's Initial Capital Contribution.

3.6           Failure to Make Capital Contributions Pursuant to Capital Calls.

(a)           The failure of a Member (the "Defaulting Capital Member") to make all or any portion of an Additional Capital Contribution pursuant to Section 3.5 shall constitute a default (a "Capital Default") hereunder.  In the event of each such Capital Default, the Board of Managers shall deliver a notice (the "Capital Default Notice") to each Member notifying them of the Capital Default and calling on each Member who is not a Defaulting Capital Member (each, a "Non-Defaulting Capital Member") to fund a pro rata portion (determined in proportion to the relative Uncalled Capital Contribution Obligations of the Non-Defaulting Capital Members) of the amount of the Additional Capital Contribution which the Defaulting Capital Member failed to contribute to the Company (the "Default Amount") in the form of a loan (a "Contribution Loan" and such Non-Defaulting Capital Member making a Contribution Loan a "Contribution Lender") within the time period set forth in the Capital Default Notice (which shall, in no event, be fewer than  fifteen (15) Business Days from the date such notice is delivered) as set forth below.  Notwithstanding anything to the contrary contained herein, in no event shall any Member be required to make a Contribution Loan hereunder in excess of such Member's Uncalled Capital Contribution Obligation, as determined as of the date the applicable Capital Default Notice is delivered.

(i)            Contribution Loan.

(A)          Each Contribution Loan shall be contributed to the capital of the Company on behalf of the Defaulting Capital Member to which such Contribution Loan is made.  Each Contribution Loan shall be deemed to be a Capital Contribution by such Defaulting Capital Member in respect of the related Capital Call, and shall be deemed to be a "demand" loan from the Contribution Lender to the Defaulting Capital Member with such Contribution Lender having the right to call the Contribution Loan at any time from and after the tenth day following the date such Contribution Loan is made and the Defaulting Capital Member having the obligation to repay the Contribution Loan in full on five (5) Business Days notice.  Such Contribution Loan shall be made at an annual rate of interest equal to the lower of (x) 20% and (y) the maximum rate of interest permitted by law, compounded monthly and shall be calculated based on the actual number of days elapsed on the basis of a 360 day year.  During the period in which a Contribution Loan is outstanding, all distributions to the Defaulting Capital Member shall be deemed distributed to the Defaulting Capital Member for purposes of determining the Capital Account balance of the Defaulting Capital Member and for purposes of ARTICLE 6 hereof, but shall be paid to the Contribution Lender (or in the event there is more than One Contribution Lenders, to each Contribution Lender in proportion to its Contribution Loan) in satisfaction of its Contribution Loan.  Such payments shall first be applied to interest and then in reduction of principal of any such Contribution Loan.  The Defaulting Capital Member shall grant to the Contribution Lender, as collateral security for the Contribution Loan, a security interest in and to all of the Defaulting Capital Member's Membership Interest (or in the event there is more than One Contribution Lenders, to each Contribution Lender in proportion to its Contribution Loan) and shall execute such UCC financing statements, pledge agreements, or other further assurances thereof as may be required by the Contribution Lender.

(B)          While any Contribution Loan remains outstanding, (1) the Defaulting Capital Member (and if such Defaulting Capital Member is an All Seas Member, all All Seas Members) by its execution of this Agreement and granted in connection with the transactions contemplated hereby, irrevocably makes, constitutes and appoints each of the Contribution Lenders as its true and lawful agents and attorneys in fact, with full power of substitution and full power and authority in its name, place and stead, to vote (on a pro rata basis in proportion to the outstanding balance of the Contribution Loan made by such Contribution Lenders) on such Defaulting Capital Member's behalf (and if such Defaulting Capital Member is an All Seas Member, on all All Seas Members' behalf) in regards to all matters requiring the approval of Members, such power of attorney being irrevocable and coupled with an interest and (2) the Contribution Lender (or, in the event there is more than one (1) Contribution Lender, the Contribution Lender with the greater Capital Percentage Interest) shall have the right to elect, by notice delivered to the Defaulting Capital Member, that the Managers designated by such Defaulting Capital Member (and if such Defaulting Capital Member is an All Seas Member, by all All Seas Members) (the "Defaulting Managers") either (x) immediately tender their resignation as Managers, with replacement

Managers designated in their stead by such Contribution Lender or (y) each designate a replacement Manager by proxy (as selected by such Contribution Lender) to represent such Defaulting Manager at all meetings of the Board of Managers.  Such proxy must be notified to the Board of Managers by letter or facsimile, signed by the Defaulting Manager giving the proxy, addressed to the Board of Managers of the Company and delivered prior to the commencement of the subsequent meeting of the Board of Managers.  In the event there is more than one Contribution Lender and both Contribution Lenders have the same Capital Percentage Interest, such Contribution Lenders shall share the rights set forth in this Section 3.6(a)(i)(B) in equal proportion.

(C)          Upon any default in respect of any Contribution Loan that results in a foreclosure on a Membership Interest, (i) the Contribution Lender shall be deemed to have made the Capital Contributions made (or deemed made pursuant to this Section 3.6(a)(i)) by the Defaulting Capital Member to the Company and received the Distributions and Tax Distributions received by the Defaulting Capital Member from the Company (or in the event there is more than one (1) Contribution Lender, a portion of such Capital Contributions, Distributions and Tax Distributions in proportion to the percentage of the Default Amount funded by such Contribution Lender)  and (ii) the Defaulting Capital Member shall be deemed not to have made such Capital Contributions and not to have received such Distributions and Tax Distributions.  Further, upon such a foreclosure on such Membership Interest, the Contribution Lender may elect to cause a sale of all or a portion of such Membership Interest to any Person or Persons, subject to the unanimous consent of the Board of Managers, which consent may only be withheld for a Valid Business Reason.  Proceeds from any such sale shall be paid to the Contribution Lender in satisfaction of its Contribution Loan, with any balance paid to the Defaulting Capital Member (or, in the event there is more than one Contribution Lender, to such other Contribution Lender to reduce the principal outstanding, if any, of such Contribution Lender's Contribution Loan).

(D)          Notwithstanding anything to the contrary set forth in this Section 3.6(a)(i), a Defaulting Capital Member which has received a Contribution Loan pursuant to this Section 3.6(a)(i) may, at any time such Contribution Loan remains outstanding, pay to the Contribution Lender the outstanding principal of, and all accrued and unpaid interest, fees, costs and expenses on, such Contribution Loan in complete satisfaction thereof; provided, however, that in the event there is more than one (1) Contribution Lender, all such payments shall be shared by the Contribution Lenders on a pro rata basis in proportion to the outstanding balance of the Contribution Loan made by such Contribution Lenders.  Concurrently with a Defaulting Capital Member's payment in full of a Contribution Loan, including pursuant to a sale of the Defaulting Capital Member's Membership Interest, (1) the Contribution Lender's security interest in such Defaulting Capital Member's remaining Membership Interest shall terminate and expire, and such Contribution Lender shall execute and deliver such instruments or agreements, including UCC-3 termination statements, as the Defaulting Capital Member shall request in order to effect the termination of the Contribution Lender's security interest in the Defaulting Capital Member's remaining Membership Interest and (2) any replacement Managers designated pursuant to clause (x) above shall immediately tender their resignation as such, with replacement Managers designated in their stead by the Defaulting Capital Member, to the extent such Defaulting Capital Member has the right to appoint Managers pursuant to Section 5.2, and any proxy pursuant to clause (A) or clause (B) above shall be deemed revoked; provided, however, that if any Contribution Loan remains outstanding with respect to such Defaulting Member such other

Contribution Lender shall have all of the rights and remedies set forth in this Section 3.6 to the extent such rights and remedies are relinquished by another Contribution Lender upon payment of its Contribution Loan.

(ii)           Make-Up Contribution.

(A)          Upon any default in respect of a Contribution Loan, the Contribution Lender may elect, at any time following such default, in its sole discretion, to deem the amount of the principal of such Contribution Loan a Capital Contribution of such Contribution Lender (a "Make-Up Contribution").  In the event a Contribution Loan is deemed to be a Make-Up Contribution, (x) the Defaulting Capital Member's Capital Percentage Interest shall be reduced by an amount equal to the product of (i) one and one-half (1.5) multiplied by (ii) a fraction expressed as a percentage, (A) the numerator of which is the amount of the Contribution Loan and (B) the denominator of which is the aggregate of the Capital Contributions made or to be made by the Members up to and including such time, including the Default Amount and (y) the Capital Percentage Interest of such Contribution Lender shall be increased by the same percentage that the Capital Percentage Interest of the Defaulting Capital Member is decreased.  Further, in the event a Contribution Loan is deemed to be a Make-Up Contribution, the Units (including those Units issuable upon such Make-Up Contribution) shall be reallocated among the Members in proportion to the Capital Percentage Interests of the Members (after giving effect to the adjustment set forth in the prior sentence).  In addition, the Contribution Lender(s) shall have the right to cause an amendment to this Agreement to be entered into by the Members for the purpose of making appropriate adjustments to Section 6.1(c) and for such other purposes as are deemed necessary and appropriate by the Contribution Lender(s) as a consequence of such changes in the number of Units and Capital Percentage Interests of the Members consistent with the provisions of Sections 704(c) and 706(d) of the Code and the Treasury Regulations promulgated thereunder; provided, that such amendment shall not affect the Members' Capital Accounts as of the date of the Make-Up Contribution (as determined immediately prior thereto), but rather their respective rights to future gain and loss allocations and related distributions.

(B)          In the event a Contribution Loan is deemed to be a Make-Up Contribution, (1) the Defaulting Capital Member (and if such Defaulting Capital Member is an All Seas Member, all All Seas Members) by its execution of this Agreement and granted in connection with the transactions contemplated hereby, irrevocably makes, constitutes and appoints each of the Contribution Lenders as its true and lawful agents and attorneys in fact, with full power of substitution and full power and authority in its name, place and stead, to vote (on a pro rata basis in proportion to the amount of the Contribution Loan or Make-Up Contributions of such Contribution Lenders) on such Defaulting Capital Member's behalf (and if such Defaulting Capital Member is an All Seas Member, on all All Seas Members' behalf) in regards to all matters requiring the approval of Members, such power of attorney being irrevocable and coupled with an interest and (2) the Contribution Lender (or, in the event there is more than one (1) Contribution Lender, the Contribution Lender with the greater Capital Percentage Interest) shall have the right to elect, by notice delivered to the Defaulting Capital Member, that the Defaulting Managers (including, if such Defaulting Capital Member is an All Seas Member, the Managers appointed by all All Seas Members) either (x) immediately tender their resignation as Managers, with replacement Managers designated in their stead by such Contribution Lender or (y) each designate a replacement Manager by proxy (as selected by such Contribution Lender) to represent such Defaulting Manager at all meetings of the Board of Managers.  Such proxy must be notified to the Board of Managers by letter or facsimile, signed by the Defaulting Manager giving the proxy, addressed to the Board of Managers of the Company and delivered prior to the commencement of the subsequent meeting of the Board of Managers.  In the event there is more than one Contribution Lender and both Contribution Lenders have the same Capital Percentage Interest, such Contribution Lenders shall share the rights set forth in this Section 3.6(a)(ii)(B) in equal proportion.  Further, the Contribution Lender may elect to cause a sale of all or a portion of the Units received by such Contribution Lender pursuant to this Section 3.6(a)(ii) to any Person, subject to the unanimous consent of the Board of Managers, which consent may only be withheld for a valid Business Reason.

(b)           The Defaulting Capital Member, effective upon the date of its Capital Default, hereby irrevocably constitutes and appoints each of the Non-Defaulting Capital Members as its true and lawful attorney-in-fact, in its name, place and stead, to make, execute on behalf of the Defaulting Capital Member, consent to, swear to, acknowledge, deliver, record and file such conveyances, agreements, notes, deeds and partnership transfer instruments or other documents which may be necessary, in the sole and absolute discretion of the Non-Defaulting Capital Members, to confirm and render fully effective the remedies set forth in this Section 3.6, such power of attorney being irrevocable and coupled with an interest.

(c)           Upon a Capital Default, the Board of Managers may, by unanimous consent of the Managers other than the Defaulting Managers, eliminate the right of any Defaulting Member to make any further Capital Contributions to the Company.

(d)           The failure of any Non-Defaulting Member to fund a Contribution Loan required to be funded pursuant to this Section 3.6 shall be deemed to be a Capital Default and subject to the remedies set forth in this Section 3.6.

(e)           The remedies provided in this Section 3.6 for the failure by any Member to make an Additional Capital Contribution shall be cumulative and not exclusive, and shall be in addition to any and all remedies available to the Non-Defaulting Capital Member(s), including specific performance or damages claims.

3.7           Representation and Warranty.  Each Member hereby represents and warrants, severally, and not jointly and severally, that the Membership Interests to be acquired hereunder are being purchased by such Member for such Member's own sole benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution thereof.

ARTICLE 4

MEMBERS

4.1           Limited Liability.  Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

4.2           Admission of Additional Members.

(a)           Subject to the approval of a Supermajority-in-Interest of the Members (to the extent applicable) and the unanimous approval of the Board of Managers, the Board of Managers may admit to the Company additional Members from time to time in accordance with the following:

(i)           The additional Members shall have made Capital Contributions in such amounts and on such terms as the Board of Managers unanimously determines to be appropriate based upon the needs of the Company, the net value of the Company's business, the Company's financial condition, and other such factors used to determine the then-prevailing fair market value of the Company at the date of such admission of the additional Members;

(ii)           The additional Members execute an instrument satisfactory to the entire Board of Managers accepting and adopting the terms and provisions of this Agreement; and

(iii)           The additional Members pay any reasonable expenses as unanimously determined by the Board of Managers in connection with his, her or its admission as a new Member.

The foregoing provisions of this Section 4.2 shall only apply to additional Members to whom Units are issued by the Company, and shall not apply to any additional or substitute Members to whom Units are Transferred by an existing Member.  Notwithstanding anything to the contrary, Assignees may only be admitted as substitute Members in accordance with ARTICLE 8.

(b)           The Company shall amend Exhibit A to reflect the admission of additional Members.

4.3           Termination of Membership Interest.  Upon any attempted Transfer of a Member's Membership Interests in violation of ARTICLE 8, all rights associated with the Membership Interests, other than Economic Interest, held by such Member shall be terminated by the Board of Managers and thereafter such Member shall be deemed an Assignee only.  Each Member acknowledges and agrees that such termination of the Membership Interests upon the occurrence of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

4.4           Corporate Opportunities; Non-Solicit.

(a)           Corporate Opportunities.  Except as set forth in the Agreement Regarding Vessel Opportunities, each of the Members and each of their respective officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates (including the Managers of the Company designated by such Members) may engage or invest in, independently or with others, any business activity of any type or description, including those that might be in the same business as or similar to the Company's business and that might be in direct or indirect competition with the Company.  Except as set forth in the Agreement Regarding Vessel Opportunities, neither the Company nor any other Members shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.  Except as set forth in the Agreement Regarding Vessel Opportunities,  none of the Members, or the Managers designated by any such Members shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company.  Except as set forth in the Agreement Regarding Vessel Opportunities, each of the Members shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company.  Except as set forth in the Agreement Regarding Vessel Opportunities, each Member acknowledges that each Member and each of their respective officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates (including the Managers designated by any of the Members) may own and/or manage other businesses, including businesses that may compete directly with the Company and for any Member's time, and each such Member hereby waives any and all rights and claims which it may otherwise have against any of the Members and each of their respective officers, directors, shareholders, partners, members, managers, agents, employees, or Affiliates (including the Managers designated by any of the Members) as a result of any such activities.  To the extent that, at law or at equity, any Member (or any of their respective officers, directors, shareholders, partners, members managers, agents, employees and Affiliates, including the Managers of the Company designated by the Members) have, or would, but for this Section 4.4, have duties (including fiduciary duties) and liabilities relating to the Company and the other Members regarding the subject matter of this Section 4.4, all Members expressly waive, to the fullest extent permissible at law and equity, any such duties to the extent they are not expressly set forth in this Section 4.4 and none of the Members shall be liable to the Company or the other Members for its good faith reliance on the provisions of this Agreement, including this Section 4.4.  Notwithstanding anything to the contrary contained in this Section 4.4, the Members shall not, and shall use reasonable efforts to cause their respective officers, directors, managers, agents, employees and controlled Affiliates (including the Managers designated by such Member) not to, engage or invest in any business activity, venture or opportunity if (i) such Person first learned of such activity, venture or opportunity when it was presented to the Company by another Member or a third party, (ii) such activity, venture or opportunity complied with the Acquisition Guidelines and was within the financial capabilities of the Company, (iii) the Company elected not to pursue such activity, venture or opportunity and (iv) the Managers designated by such Member present at the relevant meeting of the Board of Managers either abstained from voting or voted not to pursue such activity, venture or opportunity; provided, that in the event that the Managers designated by a Member vote in favor of pursuing such activity, venture or opportunity but the Company elects not to pursue such activity, venture or opportunity, then such Member or its officers, directors, managers, agents, employees and controlled Affiliates (including the Managers designated by such Member) may  pursue such activity, venture or opportunity independent of the Company on terms that are not materially more favorable to such Member than those considered by the Company.

(b)           Non-Solicit.  During the period commencing on the date hereof and terminating one year following the occurrence of any Dissolution Event, each of Paros and All Seas agree not to, and to cause their controlled Affiliates not to, hire, engage or retain any Person who was, within the year prior to such hiring, engagement or retention, an executive employee of Euroseas, Eurobulk Ltd. or Eurochart S.A.; provided, however, that the foregoing shall not apply to the hiring, engaging or retaining by any portfolio company under the direct or indirect common control of an Affiliate of Paros or All Seas so long as Paros and All Seas do not directly control or participate in the recruitment activities of such portfolio company.

4.5           Transactions with the Company.  A Member (such Member, an "Interested Member") may lend money to and transact other business with the Company subject to any limitations set forth in this Agreement (including Section 5.13) and with the prior approval of the Board of Managers in accordance with Section 5.4; provided, that the Transaction Documents shall be deemed approved pursuant to this Section 4.5.  Subject to other applicable law, such Interested Member has the same rights and obligations with respect thereto as a Person who is not a Member.

4.6           Remuneration of Members.  Except as otherwise specifically provided in this Agreement and the Management Agreement, no Member is entitled to remuneration from the Company.

4.7           Members Are Not Agents.  Pursuant to Section 5.1, the management of the Company is vested in the Board of Managers.  The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement and except as expressly required by the Act.  No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board of Managers, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

4.8           Voting Rights and Action by Members.  Except as expressly provided in this Agreement, for all matters requiring the approval of Members provided in this Agreement or otherwise required by the Act, the Members shall be entitled to cast one vote for each Unit (other than any Option Unit) held by such Member.  Except as otherwise provided herein, all matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of the Members shall require the approval of a Supermajority-in-Interest of the Members by (A) resolution at a duly convened meeting of the Members or (B) written consent (which may be satisfied by delivery of consent via an email of an authorized officer of a Member) of the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereto were present and voted.  In the case of any such approval, the Company or Members holding at least a

\
10% Capital Percentage Interest, may call a meeting of the Members at such time and place in New York, New York or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon.  Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Members.  Unless waived by any such Member in writing, notice of any such meeting shall be given to each such Member at least three (3) Business Days prior thereto.  Attendance or participation of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.

4.9          Approval Standard.  Except as otherwise specifically provided in this Agreement, all votes, approvals or consents of the Members may be given or withheld, conditioned or delayed as each Member may determine in their sole and absolute discretion.

4.10        Matters Requiring Approval of a Supermajority-in-Interest of the Members.  Notwithstanding any other provisions of this Agreement to the contrary, none of the following actions (each, a "Supermajority Matter") may be taken by the Company (and the Company shall not permit any of the Subsidiaries to take any of the following actions) without the prior vote, written consent or approval of a Supermajority-in-Interest of the Members; provided, that the Members shall be given two (2) Business Days prior written notice of any meeting of the Board of Managers at which such actions are to be considered (or any date the Board of Managers is expected to take action by written consent), which notice shall include a copy of all materials to be presented to the Board of Managers in connection with the taking of such action, and if any Member fails to cast a vote or deliver a written consent or statement that they are withholding consent within one (1) Business Day of the date the Board of Managers approves such action, then such Member shall be deemed to have consented to such action:

(a)           acquire any Vessel;

(b)           amend, alter, repeal, terminate or waive any of the terms of the Acquisition Guidelines;

(c)           admit to the Company any additional Member or create or issue any Units or any Membership Interest Equivalents (other than the Option Units), including, but not limited to, issuances pursuant to commercial transactions;

(d)           amend, alter, repeal, terminate or waive any provision of the Certificate of Formation, this Agreement or other organizational documents of the Company or any Subsidiary (other than any amendment of Exhibit A or Exhibit B in accordance with the terms set forth herein or pursuant to Section 2.7 or Section 3.6 in accordance with the terms set forth therein);

(e)           increase or decrease the size of the Board of Managers or change the composition of the Board of Managers, except as expressly provided for herein; provided, that the size of the Board of Managers shall not be decreased to less than the aggregate number of Managers the Members have the right to appoint pursuant to Section 5.2;

(f)           approve the Transfer (other than a Permitted Transfer or Approved Transaction) of any equity interests in the Company;

(g)           enter into any Significant Corporate Transaction (other than a Public Offering or an Exit Transaction initiated by a Drag Along Seller pursuant to Sections 8.2 or  8.3);

(h)           amend, alter, repeal, terminate or waive any of the terms of any Transaction Document;

(i)           liquidate, dissolve or wind up the affairs of the Company;

(j)           make any acquisition of securities of a Person or all or a material amount of the assets of a business or Person, except in connection with the acquisition of a Vessel approved pursuant to Section 5.3(a);

(k)           change the Business of the Company, enter new lines of business, or exit the current line of business;

(l)           create any debt security or incur any indebtedness for borrowed money in excess of $750,000;

(m)           employ any person;

(n)           take any action or make any determination that, pursuant this Agreement or to any other Transaction Document, is prohibited from being taken without the prior vote, written consent or approval of the Members;

(o)           make or enter into, or amend, alter, repeal, terminate or waive any of the terms of, an agreement, arrangement, commitment or understanding giving rise to a Hedging Obligation on the part of the Company; or

(p)           make or enter into any agreement, arrangement, commitment or understanding to do or cause to be done any of the foregoing.

ARTICLE 5

MANAGEMENT AND GOVERNANCE OF THE COMPANY

5.1          Management of the Company by Board of Managers.  The management of the Company is vested in a Board of Managers (the "Board of Managers"), which will have the power and authority to manage and direct the business and affairs of the Company under the terms and conditions of this Agreement, subject to the Member approval rights provided for in Section 4.10.  The Members will appoint a Board of Managers as provided in Section 5.2.  Except as otherwise expressly provided in this Agreement (including pursuant to Section 4.10) the Members (in their capacity as Members) will not participate in the control of the Company and will have no right, power or authority to act for or on behalf of or otherwise bind, the Company and will have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business.  For so long as the Management Agreement is in effect, Euroseas shall manage the day-to-day operations of the Company in accordance with the terms of the Management Agreement.  Upon the termination of the Management Agreement, the Board of Managers may appoint another Person to manage the day-to-day operations of the Company; provided, that Euroseas shall have the right to terminate any replacement management agreement entered into by the Company in its sole discretion if, at such time, either (x) Euroseas holds a Capital Percentage Interest equal to 75% and the Management Agreement was not terminated pursuant to Section 18.2 thereof or (y) Euroseas holds a Capital Percentage Interest equal to 100% and the Management Agreement was terminated pursuant to Section 18.2 thereof and, in the case of clause (x) or (y),  any such replacement management agreement shall provide for termination without penalty in such event with six (6) months prior notice (or Paros and All Seas shall otherwise agree to pay any penalties associated with such termination).

5.2          Board of Managers Composition.  Unless or until the size of such Board of Managers is increased or reduced in accordance with Section 4.10 and Section 5.4, the Board of Managers will be comprised of six (6) members (each, a "Manager").  Each of Euroseas, Paros and All Seas will be entitled to designate two (2) Managers so long as the Capital Percentage Interest of such Member (together with its Permitted Transferees) is 5% or greater.  At such time as the Capital Percentage Interest of any of Euroseas, Paros or All Seas (each together with its Permitted Transferees) is less than 5%, the Managers designated by such Member shall cease to be "Managers" for purposes hereof and will no longer have voting rights and the size of the Board of Managers will be decreased by two (2) in respect of each such Member; provided, that to the extent a Member's Capital Percentage Interest declines to less than 5% but then subsequently increases to at least 5% (as a result of the exercise of any Redemption, Conversion or otherwise), then such Member shall once again be entitled to designate two (2) Managers; and provided, further that for so long as such Member continues to hold a Capital Percentage Interest of 1% or greater, such Member shall be entitled to designate two observers ("Observers") who shall be entitled to attend all meetings of the Board of Managers and participate in all discussions during each such meeting, be notified of all actions taken by the Board of Managers by written consent and shall have the right to review all minutes of meetings of the Board of Managers, and any actions taken thereat.  The initial Managers are set forth on Exhibit B hereto.

5.3          Voting; Action by Qualified Majority of Managers.

(a)           Each Manager shall be entitled to cast one vote on any matter which Managers are entitled to vote thereon and, subject to Section 5.4 and Section 5.6, the affirmative vote of a Qualified Majority of Managers will be the act of the Board of Managers.  Any Manager may be represented at a meeting of the Board of Managers by another Manager designated by proxy, which proxy must be notified to the Board of Managers by letter or facsimile, signed by the Manager giving the proxy, addressed to the Board of Managers of the Company and delivered prior to the commencement of the meeting.  A quorum will consist of at least one Manager designated by each Member who is entitled to designate Managers pursuant to Section 5.2; provided, that if both of the Managers designated by any Member shall have failed to attend two consecutive properly noticed meetings of the Board of Managers, the presence of a Manager designated by such Member shall not be required to attain a quorum at the next properly noticed meeting thereafter; and provided, further, that the presence of a Manager designated by a Member who is party to a potential Related Party Transaction shall not be required to attain a quorum at any meeting of the Board of Managers at which such Related Party Transaction is the sole item to be considered.  Any action required or permitted to be taken at any meeting of the Board of Managers may only be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by all of the Managers.  The Board of Managers shall cause to be kept a book of minutes of all its actions by written consent and its meetings in which there shall be recorded the time and place of such meetings, whether it is a regular meeting or a special meeting, the notice thereof given, the names of those present and the proceedings thereof.  Upon reasonable notice, any Member shall have the right, during business hours, to inspect for any proper purpose, such book of minutes, and to make copies or extracts therefrom.

(b)           Without limiting the generality of Section 5.3(a), none of the following actions may be taken by the Company (and the Company shall not permit any Subsidiary to take any of the following actions) without the prior vote, written consent or approval of a Qualified Majority of Managers, unless such action is otherwise approved by an Independent Majority of Managers pursuant to Section 5.13:

(i)            directly or indirectly transfer, sell, encumber, mortgage, pledge, hypothecate or otherwise dispose of any Vessel or Subsidiary owning a Vessel, except, in each case, in connection with an Exit Transaction;

(ii)           charter any Vessel by way of bareboat or demise charter;

(iii)          charter any Vessel by way of voyage charter or time charter for a period capable of lasting more than thirteen (13) months or for a duration which would extend beyond the period of the Management Agreement (as the same may be extended in accordance with Section 17 thereof), or amend any existing charter to provide for such a period or duration;

(iv)          amend, alter, repeal, terminate or waive any of the terms of any Transaction Document;

(v)           terminate the Management Agreement in accordance therewith;

(vi)          enter into any Significant Corporate Transaction or approve an IPO Conversion (in each case, other than in connection with an Exit Transaction or Public Offering initiated by a Drag Along Seller pursuant to Sections 8.2 or 8.3);

(vii)         upon the termination of the Management Agreement, appoint another Person to manage the day-to-day operations of the Company;

(viii)        create a Subsidiary of the Company or sell, encumber, mortgage, pledge, hypothecate or otherwise dispose of the stock or other equity interests of any Subsidiary of the Company;

(ix)           make any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(x)           make any loan or advance to any Person, other than ordinary course advances to officers, crew, managers and agents of any owned Vessel;

(xi)           make any investment in securities other than investments in prime commercial paper, money market funds, certificates of deposit in any internationally recognized bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of 365 days;

(xii)          initiate or settle any material suit, claim or cause of action;

(xiii)        take any action or make any determination that, pursuant this Agreement or to any other Transaction Document requires approval of the Board of Managers and is not subject to the unanimous approval of the Managers or the approval of an Independent Majority of Managers; or

(xiv)        make or enter into any agreement, arrangement, commitment or understanding to do or cause to be done any of the foregoing.

(c)           The Company shall cause the wholly and majority owned Subsidiaries to provide the Members with representation and rights on such Subsidiaries' board of directors, board of managers, or other similar body, in the same manner as provided for herein.

5.4           Matters Requiring Unanimous Approval of the Managers.  Notwithstanding any other provisions of this Agreement to the contrary, none of the following actions may be taken by the Company (and the Company shall not permit any Subsidiary to take any of the following actions) without the prior unanimous vote, written consent or approval of the Managers, unless such action is otherwise approved by an Independent Majority of Managers pursuant to Section 5.13 or taken in order to effect a Redemption pursuant to Section 8.4, which actions shall be subject to approval pursuant to Section 5.3:

(a)           acquire securities of a Person, acquire all or a material amount of the assets of a business or Person, acquire a Vessel, or charter in any Vessel;

(b)           adopt any operating budget for any Vessel, submitted pursuant to the Management Agreement;

(c)           adopt any G&A Budget; modify, amend or update the G&A Budget; conduct business other than in accordance with the G&A Budget; or deviate from the G&A Budget by either (i) twenty-five percent (25%) or more with respect to any individual expense line item or (ii) ten percent (10%) or more with respect to the aggregate expenses set forth therein; provided, that notwithstanding the foregoing, any deviation from such G&A Budget in any Fiscal Year shall only be permitted absent unanimous Manager approval if it does not obligate the Company or any of its Subsidiaries to incur expenses in any subsequent Fiscal Year;

(d)           make any Capital Call;

(e)           enter into any material equity or debt financing (other than a Public Offering approved by the Board of Managers and a Supermajority-In-Interest of the Members or initiated by a Drag Along Seller) or amend, alter, repeal, terminate or waive any of the terms thereof,

(f)           create any debt security or incur any Indebtedness in excess of $750,000 or amend, alter, repeal, terminate or waive any of the terms thereof;

(g)           make or enter into, or amend, alter, repeal, terminate or waive any of the terms of, an agreement, arrangement, commitment or understanding giving rise to a Hedging Obligation on the part of the Company

(h)           create or incur any Liens on any Company assets;

(i)            enter into any agreement, arrangement, commitment or understanding that prohibits or restricts the Company's ability to make Distributions;

(j)            enter into any Related Party Transaction, including termination of the Management Agreement other than pursuant to Section 18.2 of such agreement (except as set forth in Section 8.4(d));

(k)           admit to the Company any additional Member or create or issue any Units or any Membership Interest Equivalents (other than the Option Units), including, but not limited to, issuances pursuant to commercial transactions;

(l)            amend, alter or repeal any provision of the Certificate of Formation, this Agreement or other organizational documents of the Company or any Subsidiary in any way that is material (other than any amendment of Exhibit A or Exhibit B in accordance with the terms set forth herein or pursuant to Section 2.7 or Section 3.6 in accordance with the terms set forth therein) or change the jurisdiction in which the Company or any successor is organized;

(m)          increase or decrease the size of the Board of Managers or change the composition of the Board of Managers, except as expressly provided for herein; provided, that the size of the Board of Managers shall not be decreased to less than the aggregate number of Managers the Members have the right to appoint pursuant to Section 5.2;

(n)           change the independent auditors of the Company, it being agreed that Deloitte & Touche LLP shall be the initial independent auditors of the Company;

(o)           approve the Transfer (other than a Permitted Transfer or Approved Transaction) of any equity interests in the Company;

(p)           exclude from the calculation of Distribution Event Proceeds the proceeds received from the sale of any Vessel or the sale of a Subsidiary;

(q)           take any action or make any determination that, pursuant this Agreement or to any other Transaction Document, is prohibited from being taken without the unanimous vote, written consent or approval of all of the Managers;

(r)            liquidate, dissolve or wind up the affairs of the Company, except in connection with an Early Termination Event or upon termination of the Management Agreement pursuant to Clause 18.2(x) thereof;

(s)           purchase or redeem or pay any dividend or make any distribution on any Unit (other than as required pursuant to Section 6.1, any Distribution pursuant to the terms of Section 6.2 and Section 8.4);

(t)           change the Business of the Company, enter new lines of business, or exit the current line of business; or

(u)           make or enter into any agreement, arrangement, commitment or understanding to do or cause to be done any of the foregoing.

5.5           [Intentionally Omitted].

5.6           Manager and Observer Term and Replacement.  Each Manager or Observer, as the case may be will serve on the Board of Managers until such time as he or she resigns, retires, dies or is removed in accordance with the terms of this Agreement.  Upon the resignation, retirement, death or removal of any Manager or Observer, the Member who appointed such Manager or Observer, as the case may be will designate a replacement Manager or Observer, as the case may be.  Managers and Observers may be removed and replaced with or without cause at any time but only by the Members who designated such Managers or Observers pursuant to Section 5.2.

5.7           Board of Managers Meetings.  The Board of Managers will meet at least once per calendar quarter (unless otherwise agreed to by all Managers) at such time and place as determined by the Board of Managers (or by telephone or other communications facility that permits all persons participating to hear and speak to each other), including to discuss strategic and operational trends and issues relating to the Company, the Business and its industry, and may be called to a special meeting by the Board of Managers upon the request of any two Managers or any of Euroseas, Paros or All Seas.  Notice shall be required for any meeting of the Board of Managers, which notice shall include a brief description of the action or actions to be considered by the Board of Managers.  Unless waived by all Managers in writing (before or after a meeting), prior notice shall be given to each Manager (i) thirty (30) days before the date of any regularly scheduled meeting of the Board of Managers and (ii) three (3)

Business Days prior notice to all Managers before the date of any special meeting.  Each Observer (if any) shall be entitled to notice of any meeting in the same manner and at the same time as is provided to the Board of Managers.  The Company shall also provide to Observers copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board of Managers or any committee thereof; provided, however, that the Company shall not be required to deliver copies of any of the foregoing to Observers if the Company reasonably believes, upon the advice of counsel, that such disclosure would cause the Company to waive (or be deemed to waive) the attorney-client privilege with respect thereto (provided, that in such event the Company shall use commercially reasonable efforts to cooperate to permit disclosure of such copies in a manner consistent with the preservation of such attorney-client privilege).  Observers will be entitled to be present in person at meetings of the Board of Managers or, if a meeting is held by telephone conference, to participate therein by telephone.

5.8           Committees.  The Board of Managers may establish committees as it sees fit and delegate to such committees or to any officers such power and authority as the Board of Managers unanimously determines is appropriate, subject to the limitations below and on the Board of Managers generally.  Each committee will contain combinations of Managers as determined by the Board of Managers; provided, that at least one Manager designated by each Member then entitled to designate Managers shall be appointed to each committee in each case, subject to the provisions of Section 5.4.

5.9           Agency Authority of Managers or Officers.  The Board of Managers may authorize any Manager or officer to endorse checks, drafts, and other evidences of Indebtedness made payable to the order of the Company (but only for the purpose of deposit into the Company's accounts) or to sign contracts and obligations on behalf of the Company.  Eytan Tigay is hereby authorized to enter into each of the Transaction Documents on behalf of the Company.

5.10           Performance of Duties; Liability of Managers.

(a)           The Managers shall perform their duties in good faith, in a manner they reasonably believe to be in the best interest of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.  No Manager shall be personally liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless a court of competent jurisdiction pursuant to a final non-appealable judgment determines that the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by such Manager.  No Manager shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such Manager within the scope of the authority conferred on such Manager by this Agreement, and within the standard of care specified herein, and the Company shall indemnify each Manager for any such act performed.

(b)           In performing his or her duties, each Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that such Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

(i)            One or more agents of the Company or the Subsidiaries whom such Manager reasonably believes to be reliable and competent in the matters presented;

(ii)           Any attorney, independent accountant, or other person as to matters which such Manager reasonably believes to be within such person's professional or expert competence; or

(iii)          A committee of the Board of Managers upon which such Manager does not serve, duly designated in accordance with a provision of this Agreement, as to matters within its designated authority, which committee such Manager reasonably believes to merit competence.

5.11       Devotion of Time.  No Manager is obligated to devote all of his or her time or business efforts to the affairs of the Company pursuant to the terms of this Agreement; provided, however, that such Manager shall devote such time and effort as appropriate for the discharge of such Manager's duties and responsibilities to the Company and the Members pursuant to the terms of this Agreement and as required by the Act.

5.12       Transactions between the Company and the Managers.  Notwithstanding that it may constitute a conflict of interest, and without limiting Section 5.10(a), the Managers may, and may cause their Affiliates to, engage in any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and is approved by the Board of Managers in accordance with Section 5.4.  Nothing in this Section 5.12 shall be deemed to prohibit the fulfillment of any party's rights or obligations under the Management Agreement.

5.13       Rights of Enforcement.  Notwithstanding any other provisions of this Agreement (including Section 4.10, Section 5.3 or Section 5.4) to the contrary, any right of enforcement or remedy of the Company (collectively, "Actions") pursuant to the terms of (i) the Agreement Regarding Vessel Opportunities and (ii) the Management Agreement (including termination of the Management Agreement pursuant to Section 18.2 of such agreement but not termination other than pursuant to such sections) and any agreement entered into pursuant to the Management Agreement shall be vested in the Independent Majority of Managers and any such Action shall require the approval of the Independent Majority of Managers.  The Independent Majority of Managers shall also have the authority reasonably necessary to cause the Company to carry out any duly approved Action.  Any approval of the Independent Majority of Managers in accordance with this Section 5.13 shall be deemed to be the act of the Board of Managers and all of the Managers of the Company shall, in good faith, effect any Action approved by the Independent Majority of Managers in accordance with this Section 5.13.

5.14       Reimbursement of Expenses to Managers and Observers.

(a)           Except with respect to any Manager or Observer who may receive remuneration pursuant to the Management Agreement, no Manager or Observer is entitled to remuneration for services rendered or goods provided to the Company.

(b)           The Company shall reimburse the Managers and Observers for all reasonable travel, accommodation and entertainment expenses incurred in connection with attendance at meetings of the Board of Managers or for performing such business on behalf of the Company as the Board of Managers should so direct, upon presentation of appropriate documentation therefor.

5.15       Limited Liability.  No person who is a Manager or an Observer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or Observer.

5.16       Compliance with Laws.  The Company shall, and for so long as the Management Agreement is in effect, Euroseas shall cause the Company to use all commercially reasonable efforts to cause to be done all things necessary to preserve, renew and keep in full force and effect and good standing the Company's existence, rights, licenses and permits and shall use all commercially reasonable efforts to cause the Company to comply in all material respects with all applicable laws and regulations, including the Foreign Corrupt Practices Act of 1977.

5.17       Affirmative Power of Board.  The Board of Managers shall have the power to cause the transfer, sale, mortgage, encumbrance, pledge, hypothecation or other disposition of any Vessel, and proceeds thereof shall be distributed in accordance with Section 6.1(c).  The Board of Managers shall have the power to cause the Company to exercise its rights under all of the Transaction Documents.  The Company, the Board of Managers, the Members and, for so long as the Management Agreement is in effect, Euroseas, shall execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform such transfer, sale, encumbrance, pledge, hypothecation or other disposition or the exercise of such rights.

5.18       Binding Authority.  The Board of Managers may, but shall not be required to, appoint certain agents of the Company with such titles, powers, authority and duties as are specified by the Board of Managers from time to time.  During the term of the Management Agreement, the day-to-day operations of the Company shall be the responsibility of Euroseas, which has agreed to manage the Company pursuant to the Management Agreement (in such capacity, the "Company Manager").  During the term of the Management Agreement, the Company Manager shall have the power and authority to, and shall, if and as directed by the Board of Managers, execute documents and instruments in the name and on behalf of the Company and to otherwise bind the Company and to perform acts as are necessary or appropriate to conduct the Company's business, in each case in accordance with this Agreement, the Management Agreement and applicable law.

5.19       Management Rights Agreement.  The Company shall have entered into and delivered to each of All Seas I and All Seas II a Management Rights Agreement in the form attached to this Agreement as Exhibit I.

ARTICLE 6

DISTRIBUTIONS; RIGHTS

6.1         Distributions.

(a)           Subject to Section 6.1(b), unless otherwise determined by the unanimous consent of the Board of Managers, (i) Distribution Event Proceeds shall be distributed among the Members in accordance with Section 6.1(c) within thirty (30) days of the Company's (or its Subsidiary's) receipt of cash in connection with the occurrence of such Distribution Event and (ii) Distributable Cash shall be distributed among the Members in accordance with Section 6.1(c) on a quarterly basis as soon as practicable following each quarter's end and in any event no later than the later of (A) forty-five (45) days following the end of each quarter and (B) five (5) days following the quarterly meeting of the Board of Managers; provided, that if the amount of Distributable Cash is, as of any month end, determined to be greater than $10,000,000, then Distributable Cash shall be distributed among the Members in accordance with Section 6.1(c) as soon as practicable following the end of such month.

(b)           Prior to the termination of the Commitment Period, (i) no distributions of Distribution Event Proceeds or Distributable Cash (each, a "Distribution") or Tax Distribution in excess of the Permitted Distributions shall be made and (ii) all Distribution Event Proceeds and Distributable Cash in excess of the amount of Permitted Distributions shall be paid into a separate bank account of the Company and distributed by the Company immediately upon the termination of the Commitment Period in accordance with Section 6.1(c).

(c)           Any Distributions made to the Members shall be made pro rata in accordance with each Member's then-current Percentage Interest, as adjusted to reflect any exercise of the Options in accordance with the terms thereof.

(d)           None of the following shall result in a Distribution: (i) any redemption or repurchase by the Company or any Member of any Membership Interests; (ii) any recapitalization or exchange of securities of the Company; (iii) any Unit splits, Unit combinations, distributions of Units or other similar events; or (iv) any fees or remuneration paid to any Member in such Member's capacity as a consultant or other provider of services to the Company.

(e)           In connection with any Public Offering by the Company, refinancing by the Company of all or substantially all of the Indebtedness of the Company and its Subsidiaries or a sale by the Company of all or substantially all of the equity or all or substantially all of the assets of the Company, the Company shall make a distribution to any Member who does not elect (or, in the case of All Seas, All Seas GP does not elect) to cause the Company to pay a Deal Fee pursuant to the Transaction Fee Agreement in an amount equal to the Deal Fee the Company would have paid with respect to such Member pursuant to the Transaction Fee Agreement if such member (or, in the case of All Seas, All Seas GP) had elected to receive a Deal Fee.

(f)           Notwithstanding anything to the contrary contained herein, any distributions received by a Member prior to a Forfeiture Event (as defined in the Management Agreement) with respect to any Option Units shall not be forfeited or disgorged and shall remain the sole property of such Member.

6.2           Tax Distributions.

(a)           Subject to Section 6.1(b), but notwithstanding the other distribution provisions of Section 6.1, to the extent it has legally sufficient funds to do so, the Company shall distribute to each Member who is a holder of Units (other than Option Units) with respect to each Fiscal Year of the Company (excluding the Fiscal Year in which the Company is being liquidated) an amount of cash equal to such Member's Tax Liability Amount (a "Tax Distribution").  For this purpose, "Tax Liability Amount" for any given Fiscal Year of the Company means an amount equal to (x) the Assumed Tax Rate multiplied by (y) the difference between (1) the cumulative net taxable income (including separately stated items) and gain allocated (as shown on the Schedule K-1s provided to Members pursuant to Section 9.3(b)) to such Member with respect to its Units (other than Option Units) for all Fiscal Years of the Company through and including such Fiscal Year and (2) the aggregate amount distributed to such Member with respect to its Units (other than Option Units) for all Fiscal Years of the Company through and including such Fiscal Year.

(b)          To the extent deemed feasible by the Board of Managers, Tax Distributions shall be made on each Tax Distribution Date based on estimates of the Company's income to facilitate the Members' (or their direct or indirect owners') ability to make quarterly estimated tax payments with respect to their income from the Company.  Following the final determination of the taxable income or loss of the Company and the provision of such information to Members pursuant to Section 9.3(b), the Members will, upon request of the Board of Managers, refund to the Company the amounts of any excess Tax Distributions calculated in the manner provided above received by them based on such final determination.

(c)           Tax Distributions are advances of Distributions that otherwise would be payable to a Member.  All Tax Distributions will be repaid to the Company by reducing the amount of the contemporaneous or next succeeding Distribution or Distributions which would have otherwise been made to such Member, or if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.  In the event that the Company is liquidated and a liability is asserted against any Member for amounts received as a Tax Distribution, such Member will have the right to be reimbursed from any other Member that received Tax Distributions to the extent such other Member has received cumulative Distributions in excess of what it would have received without regard to this Section 6.2.

(d)           The Company will not, nor will it permit any of the Subsidiaries to, enter into any agreements prohibiting Tax Distributions, other than any material financing arrangements that are approved by the Board of Managers (in accordance with Section 4.10, Section 5.3 and Section 5.4 to the extent applicable) after using its commercially reasonable efforts to remove such prohibition.

6.3           Tax Withholding; Withholding Advances.

(a)           Tax Withholding; Tax Cooperation.

(i)           If requested by the Board of Managers, each Member shall, if able to do so, deliver to the Board of Managers:  (A) an affidavit in form satisfactory to the Board of Managers that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other law; (B) any certificate that the Board of Managers may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the Board of Managers relating to any Member's status under such law.  If a Member fails or is unable to deliver to the Board of Managers an affidavit described in subclause (A) of this Section 6.3(a)(i), the Board of Managers may cause the Company to withhold amounts from such Member in accordance with Section 6.3(b).  Each Member shall reasonably cooperate with the Board of Managers in connection with any tax audit of the Company or any of the Subsidiaries.

(ii)           After receipt of a written request of any Member, the Board of Managers shall cause the Company to provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any member.  In addition, the Board of Managers shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Board of Managers or the Company, as the case may be, with respect to any such filing, application or election to the extent reasonably determined by the Board of Managers and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members pro rata based on their Percentage Interests.

(b)           Withholding Advances.  To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) ("Withholding Advances"), the Board of Managers may withhold such amounts and make such tax payments as so required.

(c)           Repayment of Withholding Advances.  All Withholding Advances made on behalf of a Member, plus interest thereon from the date of the demand for repayment at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2% per annum, shall (i) be repaid on demand by the Member on whose behalf such Withholding Advances were made, or (ii) with the consent of the Board of Managers, in its sole discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.  If repayment of a Withholding Advance is made by a Member pursuant to clause (ii), such Member shall not be required to pay any interest thereon.  Notwithstanding the foregoing, whenever repayment of a Withholding Advance by a Member is made as described in clause (ii), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon Dissolution) unreduced by the amount of such Withholding Advance.

6.4         Distribution Demands.  Except as expressly provided herein, a Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any distribution from the Company.

6.5         Restriction on Distributions.

(a)           Notwithstanding anything to the contrary contained herein, no Distribution shall be made if, after giving effect to the Distribution, (i) the Company would not be able to pay its debts as they become due in the usual course of business; or (ii) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of such Distribution, to satisfy any preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving such Distribution.

(b)           The Board of Managers may base a determination that a Distribution is not prohibited on any of the following:

(i)           Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances;

(ii)           A fair market valuation of the Company or its assets; or

(iii)           Any other method that is reasonable in the circumstances.

(c)           Except as otherwise expressly provided herein (including in Section 8.4(c)), without the unanimous approval of the Board of Managers and a Supermajority-in-Interest of the Members, no distribution shall be made in any form other than cash prior to a Dissolution of the Company.

The effect of a Distribution is to be measured as of the date the Distribution is authorized if the payment occurs within 120 days after the date of authorization, or the date payment is made if it occurs more than 120 days of the date of authorization.

ARTICLE 7

ALLOCATION OF NET INCOME, NET LOSSES AND
OTHER ITEMS AMONG THE MEMBERS

7.1           Capital Accounts.

(a)           A Member's Capital Account shall from time to time be (i) increased by (A) the amount of money and the Gross Asset Value of any property contributed by the Member to the Company (net of liabilities secured by the property or to which the property is subject), and (B) the Net Income allocated to the Member under Section 7.2 and any other items of income and gain specially allocated to the Member under Section 7.4 and (ii) decreased by (A) the amount of money and the Gross Asset Value of any property distributed to the Member by the Company (net of liabilities secured by the property or to which the property is subject) and (B) the Net Losses allocated to the Member under Section 7.2 and any other items of deduction and loss specially allocated to the Member under Section 7.4.

(b)           For purposes of this Section 7.1, an assumption of a Member's liability by the Company or the transfer of an asset by a Member to the Company subject to a liability shall be treated as a distribution of money to that Member.  An assumption of the Company's liability by a Member or the distribution of an asset by the Company to a Member subject to a liability shall be treated as a cash contribution to the Company by that Member.

(c)           If assets of the Company other than money are distributed to a Member in liquidation of the Company, or if assets of the Company other than money are distributed to a Member in kind, in order to reflect unrealized gain or loss, Capital Accounts for the Members shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if the distributed assets had been sold for their Gross Asset Values on the date of distribution in a cash sale.  Capital Accounts shall also be adjusted upon the constructive termination of the Company as provided under Section 708 of the Code as required by Section 1.704-1(b)(2)(iv)(I) of the Treasury Regulations.

7.2         Allocation of Net Income and Net Loss.  Except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 7.4, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 10.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 10.3, to the Members  immediately after making such allocation, minus (ii) such Member's share of Company

Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.  For purposes of allocating Net Income and Net Losses, and all others of income, gain, deduction and loss pursuant to Section 7.2 (and Section 7.4, to the extent applicable), all outstanding Options shall be treated as exercised in accordance with their terms and not subject to forfeiture.

7.3         Compliance With Treasury Regulations.  If the Board of Managers determines, after consultation with the Company's accountant, that the manner in which the Capital Accounts are maintained should be modified, or that any particular item of income, gain, loss, deduction or credit should be allocated in a manner other than as provided above in order to comply with the Treasury Regulations, the Board of Managers may make the modification or the allocation.

7.4         Special Allocations.

(a)           Section 704 of the Code and the Treasury Regulations issued thereunder, including but not limited to the provisions of such Treasury Regulations addressing qualified income offset provisions, minimum gain chargeback requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt, are hereby incorporated by reference.  If, as a result of the provisions of Section 704 of the Code and such Treasury Regulations, items of Net Income or Net Loss are allocated to the Members in a manner that is inconsistent with the manner in which the Members intend to divide Company distributions as reflected in Section 7.2, to the extent permitted under such Treasury Regulations, items of future income and loss shall be allocated among the Members so as to prevent such allocations from distorting the manner in which Company distributions will be divided among the Members pursuant to this Agreement.

(b)           If the Company pays a Transaction Fee with respect to any Member pursuant to the Transaction Fee Agreement, the amount of such fee shall be specially allocated to such Member.

7.5         Allocation of Certain Tax Items.

(a)           Whenever a proportionate part of the Net Income and Net Loss is allocated to a Member for book purposes pursuant to ARTICLE 7, every item of income, gain, loss, deduction or credit entering into the computation of such Net Income or Net Loss or arising from the transactions with respect to which such Net Income or Net Loss were realized shall be credited or charged, as the case may be, to such Member in the same proportion for U.S. federal income tax purposes; provided, however, that recapture income, if any, shall be allocated to the Members in the same manner as were the corresponding Depreciation deductions.

(b)           In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and the initial Gross Asset Value thereof (computed in accordance with clause (i) of the definition of the term Gross Asset Value herein).

(c)           If the Gross Asset Value of any Company asset is adjusted pursuant to clause (iii) of the definition of the term Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(d)           If the Company has in effect an election under Section 754 of the Code, allocations of income, gain, loss or deduction to affected Members for United States federal, state and local tax purposes shall take into account the effect of such election pursuant to applicable provisions of the Code.

(e)           Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 7.5 are solely for United States federal, state and local tax purposes and shall be included in the information provided to Members pursuant to Section 9.3(b) each year.  Except to the extent allocations under this Section 7.5 are reflected in the allocations of the corresponding "book" items pursuant to Sections 7.2 or 7.3 (as a component of Net Income or Net Losses), or 7.4, allocations under this Section 7.5 shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, other items of income, gain, loss, deduction or credit or distributions pursuant to any provision of this Agreement.

7.6         Allocation Between Assignor and Assignee.  For any Fiscal Year during which a Unit is assigned by a Member (or by an assignee or successor in interest to a Member), the portion of the income, gain, losses, credits, and deductions of the Company that is allocable with respect to such Unit shall be apportioned between the assignor and the assignee of the Unit on the basis of an interim closing of the books, unless the Members agree to some other reasonable, consistently applied basis permitted by the applicable Treasury Regulations under Section 706 of the Code.

7.7         Profit Shares.  Solely for purposes of determining a Member's proportionate share of the Company's "excess nonrecourse liabilities," as defined in Treasury Regulation Section 1.752-3(a), each Member's interest in Company profits shall be deemed to be its Percentage Interest.

ARTICLE 8

TRANSFER AND ASSIGNMENT OF MEMBERSHIP INTERESTS; EXITS

8.1         Transfers.

(a)           Permitted Transfers.

(i)           Unless such Transfer is (A) approved by the Board of Managers pursuant to Section 5.4 and by a Supermajority-In-Interest of the Members pursuant to Section 4.10 or (B) effected in connection with a Significant Corporate Transaction approved pursuant to Section 4.10 and Section 5.3 (an "Approved Transaction"), no Member may sell, encumber, mortgage, hypothecate, assign, pledge, transfer or otherwise dispose of, directly or indirectly, all or any portion of its Membership Interest or Membership Interest Equivalents (each, a "Transfer") except: (u) with respect to any Member, to Permitted Transferees of such Member, provided that such Transfer is made in good faith, without intention to evade the restrictions of this ARTICLE 8, (v) that each of Paros and All Seas, and each of such Members' Affiliates, may Transfer such Membership Interests and Membership Interest Equivalents to each other and to each other's Affiliates, (w) by any Drag Along Seller and the other Members subject to an Exit Transaction pursuant to Section 8.2, (x) by Euroseas pursuant to Section 8.4, (y) by either Paros or All Seas pursuant to Section 8.5 and (z) with respect to any Contribution Lender, to the extent permitted pursuant to Section 3.6 (each such transfer described in clauses (u)-(z) hereof, a "Permitted Transfer").

(ii)           Notwithstanding anything contained in Section 8.1(a)(i) to the contrary, in the event that any direct or indirect equityholder or group of equityholders of any Member proposes to sell, encumber, mortgage, hypothecate, assign, pledge, transfer or otherwise dispose of, directly or indirectly (including by operation of law), all or any portion of its equity interests in such Member to a third party, in a transaction or series of related transactions, wherein the majority of the value transferred by such direct or indirect equity holder(s) is attributable to the Transfer of an equity interest in the Company (as determined by a majority of the Managers not appointed by such Member), such Transfer shall also be subject to and governed by this ARTICLE 8 as though such Transfer were a Transfer of Membership Interests or Membership Interest Equivalents by such Member.

(iii)          Notwithstanding anything to the contrary contained herein, any Transfer by Euroseas of its Membership Interest or Membership Interest Equivalents shall be deemed to exclude the Options and the Option Units, except to the extent otherwise expressly provided in the last sentence of Section 8.2(a).

(b)           Certain Restrictions.  Notwithstanding anything to the contrary contained in this Agreement, no Member may Transfer any Membership Interest or Membership Interest Equivalents if, in the opinion of legal counsel to the Company, such proposed Transfer would require the filing of a registration statement under the Securities Act by the Company or would otherwise violate any federal or state securities laws or regulations applicable to the Company, and no proposed Transfer by a Member of its Membership Interest or Membership Interest Equivalents may be made to any Person if: (i) in the reasonable opinion of legal counsel for the Company, it would result in the Company being treated as anything other than a partnership for United States federal income tax purposes; (ii) such proposed Transfer would cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder; or (iii) such proposed Transfer would result in the Company being regulated under the Investment Company Act of 1940, as amended.

8.2           Mandatory Drag Along.

(a)           Bona Fide Proposal.  If, at any time after the fourth anniversary of the date hereof, any Drag Along Seller elects to solicit proposals for (i) the full or partial sale (directly or indirectly) of the assets of the Company (including the disposition of one or more Vessels of the Company) or (ii) a partial or full sale of the Company's Units (including by way of merger, combination or consolidation) (each, an "Exit Transaction"), including by conducting an auction in respect of such Exit Transaction, then the Drag Along Seller(s) shall deliver a notice to all Members stating that the Drag Along Seller(s) elects to solicit such proposals.  Following receipt of such notice, all Members shall cooperate with such Drag Along Seller(s) as may reasonably  be required to facilitate such solicitation of proposals.  If any Drag Along Seller receives a bona fide and arm's length proposal with respect to an Exit Transaction from a Person that is not an Affiliate of either of Paros or All Seas and the Drag Along Seller(s) elects to effect such Exit Transaction, then the Drag Along Seller(s) shall deliver a notice (a "Exit Transaction Notice") with respect to such Exit Transaction to all Members stating that the Drag Along Seller(s) proposes to effect the Exit Transaction and providing the terms of the Exit Transaction and the identity of the Persons involved in the Exit Transaction.  Notwithstanding anything to the contrary, this Section 8.2 shall not apply to any Permitted Transfer (other than a Permitted Transfer effected pursuant to clause (w) of the definition thereof).  Notwithstanding the foregoing, the partial sale of the Company's Units to any third party shall only be deemed an "Exit Transaction" if such sale is approved by each of the other Members, such approval not to be conditioned or delayed, and only withheld for a Valid Business Reason.  In the event of a partial sale of the Company's Units pursuant to any Exit Transaction, each Member will sell its Units (other than Option Units) pro rata in proportion to the Capital Percentage Interest of such Member.  In the event of a full sale of the Company's Units pursuant to any Exit Transaction, each Member will sell all of its Membership Interests, including, in the case of Euroseas, the Options and the Option Units, as applicable.

(b)           Cooperation.  Each Member, upon receipt of an Exit Transaction Notice, will be obligated (and such obligation will be enforceable by the Company and the other Members) to (in each case to the extent applicable): (i) sell all or a portion of its Membership Interests and Membership Interest Equivalents, as the case may be, and participate in the Exit Transaction; (ii) subject to its right to withhold approval under Section 8.2(a), vote their Membership Interests in favor of the Exit Transaction at any meeting of Members called to vote on or approve the Exit Transaction and/or to consent in writing to the Exit Transaction; (iii) subject to its right to withhold approval under Section 8.2(a), use its reasonable efforts to cause any Manager designated by such Member to vote in favor of the Exit Transaction at any meeting of the Board of Managers called to vote on or approve the Exit Transaction and/or to consent in writing to the

Exit Transaction (to the extent a vote and/or consent of the Board of Managers is required in connection with such Exit Transaction); (iv) waive all dissenters' or appraisal rights in connection with the Exit Transaction; (v) enter into agreements of sale or merger agreements relating to the Exit Transaction; (vi) agree (as to itself) on a several and not joint basis to make to the proposed purchaser the same representations, warranties, covenants (other than non-compete and non-solicitation covenants and any other similar restrictive covenants that would reasonably be expected to be adverse in any material respect to the fiduciary duties of the board of Euroseas, in so far as Euroseas is a public company), indemnities and agreements as the Company or the other Members, as the case may be, agrees to make in connection with the Exit Transaction (provided that each Member's aggregate liability for such representations, warranties, covenants, indemnities and agreements will be on a pro rata basis in proportion to proceeds received in connection with such Exit Transaction and will not exceed the net consideration received by such Member in the Exit Transaction); and (viii) otherwise take all actions necessary or desirable to cause the Company and the Members to consummate the Exit Transaction, including without limitation cooperation by each Member with respect to due diligence, marketing and related actions.

(c)           Amended Proposal.  Any such Exit Transaction, and the terms of any Exit Transaction, may be amended from time to time subject to such amendments being in compliance with Section 8.2(b), and any such Exit Transaction Notice may be rescinded, by the Drag Along Sellers; provided, that the Drag Along Sellers will give prompt written notice of any such amendment, modification or rescission to all of the Members.  In the event of any such rescission, the Drag Along Sellers shall reimburse the Company and the other Members for all out-of-pocket costs and expenses incurred by them in connection with the proposed Exit Transaction.

(d)           Member Rights.  The obligations of the Members to sell all of their Membership Interests and Membership Interest Equivalents in connection with an Exit Transaction pursuant to this Section 8.2 are subject to the satisfaction of the condition that each of the Members will receive the same form of and same proportion (on a pre-tax basis) of the aggregate consideration from such Exit Transaction that such Members would have received if (i) such aggregate consideration had been distributed by the Company to the Members in complete liquidation pursuant to Section 10.3 and (ii) all Options that would be automatically exercised as a result of such Distribution were deemed to be exercised in accordance with their terms.

8.3           Public Offering.  If, at any time after the fourth anniversary of the date hereof, any Drag Along Seller desires to effect a Public Offering of all or a portion of its Units, then such Drag Along Seller shall deliver a notice to the Company and to all Members stating that such Drag Along Seller proposes to effect a Public Offering and providing the terms thereof.  Upon receipt of such notice, the Board of Managers shall take all actions set forth in Section 2.7 and in the Registration Rights Agreement among the Company, Paros and All Seas attached as Exhibit E hereto (as amended, supplemented or modified from time to time, the "Euromar Registration Rights Agreement") to effect such Public Offering.

8.4          Euroseas Redemption Right.

(a)           Euroseas may, by notice delivered to the Board of Managers (a "Euroseas Redemption Notice"), (i) at any time following the third anniversary of the date hereof or (ii) prior to the third anniversary of the date hereof in the event the Management Agreement is terminated by Euroseas under Section 18.1 of such Agreement or by the Board of Managers pursuant to Sections 18.2(iv), 18.2(v) or 18.2(viii) of the Management Agreement, demand a sale of all of Membership Interests, excluding its Options and Option Units (the "Redemption Units"), to the Company or its designee in exchange for the payment by the Company (or its designee) of the Redemption Value (the "Euroseas Redemption Right" and such transaction, the "Redemption").  Upon the delivery of the Euroseas Redemption Notice, the Appraised Net Asset Value of the Company will be determined pursuant to Section 8.8, which value will be used to determine the Redemption Value.

(b)           Euroseas shall have the right to rescind such exercise of the Euroseas Redemption Right up to ten (10) Business Days after the final Appraised Net Asset Value of the Company and its Subsidiaries has been determined.  In the event of any such rescission, Euroseas shall reimburse the Company and the other Members for all out-of-pocket costs and expenses incurred by them in connection with the proposed Redemption.

(c)           Unless the Euroseas Redemption Notice is rescinded as set forth in Section 8.4(b) above, as soon as reasonably practicable and in any event within ninety (90) Business Days following the final determination of the Appraised Net Asset Value of the Company (if such value is a positive number), the Company will purchase the Redemption Units and Euroseas will cease to be a Member hereunder with respect to its Units (but will remain a Member with respect to its Option Units) in exchange for the payment by the Company to Euroseas of an amount equal to the Redemption Value.  Notwithstanding anything to the contrary herein, the payment of the Redemption Value may be satisfied, at the option of the Company, as determined by the Board of Managers, (i) in cash, (ii) in-kind with Vessels based on the final appraised Fair Market Value thereof as determined in accordance with Section 8.8(a) or (iii) in any combination thereof.  The Company and Euroseas shall execute such documents and perform such further acts as may be necessary to consummate the Redemption.

(d)           In the event that Euroseas exercises the Euroseas Redemption Rights, the Board of Managers (excluding Managers designated by Euroseas or its Affiliates) may terminate the Management Agreement for any reason, with or without cause.  If the Management Agreement is terminated in connection with the exercise of the Euroseas Redemption Right, Euroseas will cooperate with the Company and, at the request of the Company enter into good faith negotiations with the Company to provide transition services to the Company to allow for an orderly transition in management in connection with such exit.

8.5         Paros and All Seas Conversion Rights.

(a)           In order to facilitate an exit from the Company, at any time following the earlier of (i) the second anniversary of the date hereof and (ii) the execution of definitive documentation with regards to of (A) any transfer, sale or other Disposition of all or substantially all of Euroseas' assets directly or indirectly and to any Person or group of Persons in a transaction or series of transactions where, in the aggregate, all or substantially all of the proceeds of which are distributed from Euroseas to its shareholders, (B) any transaction that results in or is reasonably expected to result in a Change of Control (as defined below) of Euroseas, or (C) any transaction that causes Euroseas to terminate its status as a public reporting company under the Securities Act, any of Paros or any All Seas Member (or any of their Permitted Transferees or any other Person that acquired Units pursuant to a Permitted Transfer) may (such Member(s), the "Converting Member(s)"), from time to time, by notice delivered to Euroseas and the Board of Managers (a "Conversion Notice"), demand an exchange of part or all of its Units, as set forth in the Conversion Notice (the "Conversion Units") for Euroseas Common Stock (or, to the extent practicable by way of merger or such other transaction with a similar result, regardless of form, agreed upon by Euroseas and the Converting Member) (the "Conversion Right" and any such transaction, a "Conversion"); provided, that in the case of any of the transactions described in clause (ii), the exercise of the Conversion Right shall only be permitted to the extent such exercise does not materially impede or delay the consummation of such transaction.  As a result of the Conversion, the Converting Member will be entitled to receive a number of shares of Euroseas Common Stock that, when expressed as a percentage of the sum of (1) the number of all shares of Euroseas Common Stock issued and outstanding as of on the date of such Conversion (pro forma for such issuance) plus (2) the number of all vested In-The-Money Options and Warrants multiplied by the difference of (a) one over (b) the ratio of the average of the exercise or strike price over the Euroseas' VWAP  as of the date of delivery of such Conversion plus (3) the number of all unvested In-The-Money Options and Warrants multiplied by the difference of (a) one over (b) the ratio of the average of the exercise or strike price over the Euroseas VWAP and shares of unvested restricted Euroseas Common Stock granted under Euroseas' stock plans, in each case as of the date of such Conversion (provided, that the number of unvested In-The-Money Options and Warrants and shares of unvested restricted Euroseas Common Stock included pursuant to clause (3) shall not exceed, in the aggregate, 2% of the total number of all shares, options and warrants included pursuant to clauses (1) and (2)), is equal to the Converted Percentage Interest and Euroseas shall receive the Conversion Units and succeed to the Capital Account of the Converting Member (to the extent such Capital Account related to such Conversion Units) in exchange therefore.

For purposes of this Section 8.5(a), "Change of Control" means, with respect to Euroseas, the occurrence of any of the following events: (a) any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, supplemented or replaced) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (as amended, supplemented or replaced), except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of all classes of voting stock of Euroseas; (b) during any consecutive two (2) year period, individuals who at the beginning of such period constituted the board of directors of Euroseas (together with any new directors whose election to such board of directors, or whose nomination for election by the owners of Euroseas, was approved by a vote of sixty-six and two-thirds percent (66-2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Euroseas then in office; or (c) the aggregate number of shares of Euroseas Common Stock which any of Aristides J. Pittas, his wife and his and/or her children own, as disclosed in any public filing with the Securities and Exchange Commission, decreases by fifty percent (50%) or more relative to the number of shares most recently disclosed in any public filing with the Securities and Exchange Commission as being owned by the Pittas Family (as adjusted for stock splits, stock distributions, stock combinations or other similar events).

(b)           Upon the delivery of the Conversion Notice, the Appraised Net Asset Value of the Company and the Appraised Net Asset Value of Euroseas, in each case as of the date of the delivery of the Conversion Notice, will be determined pursuant to Section 8.8, which values (together with the Euroseas VWAP) will be used to determine the Converted Percentage Interest.

(c)           Converting Members may exercise their respective Conversion Rights independently.  If any two or more Converting Members elect to exercise their respective Conversion Right within ten (10) days of each other, then they will participate pro rata in any distribution of Euroseas Common Stock if for any reason a distribution that would result in the Converting Member owning a percentage interest in Euroseas equal to the Converted Percentage Interest is not feasible.

(d)           The exercise of the Conversion Rights shall be automatically rescinded if the Appraised Net Asset Value of either the Company or Euroseas, as determined pursuant to Section 8.8, is a negative number.  The Converting Member(s) exercising the Conversion Right shall have the right to rescind such exercise up to ten (10) Business Days after the final determination of the Converted Percentage Interest, in which event all out-of-pocket costs and expenses of the Members for the appraisals and accounting provided in Section 8.8 shall be paid for by the Converting Member(s) so rescinding.  A Member may not exercise the Conversion Right followed by rescission more than twice in any calendar year.  In the event that Euroseas is unable to issue sufficient shares of Euroseas Capital Stock to consummate the Conversion, in whole, the Converting Member may elect to convert a portion of the Conversion Units for a pro rata portion of the Converted Percentage Interest by providing notice thereof to the Company no later than two days prior to the consummation of the Conversion.

(e)           If a Converting Member does not elect to rescind the exercise of its Conversion Rights pursuant to the terms hereof, the Conversion will be consummated no sooner than two (2) Business Days, but no later than ten (10) Business Days, following the later of (x) the final determination of the Converted Percentage Interest and (y) the satisfaction of all conditions precedent to the Conversion.  Euroseas and the Converting Member(s) shall execute such documents and perform such further acts as may be necessary to consummate the Conversion.

(f)           Euroseas is entering into a Registration Rights Agreement with Paros and All Seas on the date hereof, substantially in the form attached as Exhibit F hereto (as it may be amended, supplemented or modified from time to time, the "Euroseas Registration Rights Agreement") which shall govern Euroseas' obligations to register for resale any stock issued upon exercise of the Conversion Rights hereunder.

(g)           Euroseas, Friends Investment Company Inc., Paros and All Seas are entering into a Shareholders' Agreement on the date hereof, substantially in the form attached as Exhibit G hereto (as it may be amended, supplemented or modified from time to time, the "Shareholders' Agreement") which shall govern such parties' rights and obligations as shareholders' of Euroseas upon exercise of the Conversion Rights hereunder.

(h)           Notwithstanding anything to the contrary contained in this Agreement, each Converting Member shall only be entitled to exercise its Conversion Rights hereunder at such times as it does not beneficially own any shares of Euroseas Common Stock other than shares previously issued in connection with any Conversion (as adjusted for stock splits, stock distributions, stock combinations or other similar events).

(i)           Notwithstanding anything to the contrary contained in this Agreement, following the initial Public Offering of the Company, no Member shall be entitled to exercise the Conversion Rights.

8.6           Covenants Relating to the Conversion Rights.

(a)           In furtherance of the Conversion Rights granted hereunder, Euroseas hereby agrees that it shall (i) use best efforts to obtain all necessary consents and shareholder approvals, including recommending an amendment to Euroseas' Articles of Incorporation at the 2010 annual meeting of shareholders (but, in any event, at a meeting of shareholders prior to August 1, 2010) to increase the total aggregate number of authorized but unissued shares of Euroseas to at least 100 million (as adjusted in connection with any stock splits, combinations or the like) so long as any Converting Member has a Conversion Right, including in instances where Euroseas undertakes to consummate an offering of its stock (the "Charter Amendment"), (ii) refrain from doing or causing to be done any action or entering into any agreement, understanding or obligation that would result in the total aggregate number of authorized but unissued shares of Euroseas being less than 100 million (as adjusted in connection with any stock splits, combinations or the like), (iii) refrain from doing or causing to be done any action or entering into any agreement, understanding or obligation that would in any way prohibit the exercise of any Conversion Right or that the exercise of the Conversion Right would violate, conflict with or result in any breach, default, acceleration or contravention of (or with due notice or lapse of time or both would result in any breach, default, acceleration or contravention of) any material agreement to which Euroseas is a party and (iv) refrain from amending the Shareholder Rights Plan (or adopting any new shareholder rights plan) in such a way that, upon any Exempted Transaction, the Converting Member would be deemed an "Acquiring Person" under such plan or such Exempted Transaction would be deemed to be a "Triggering Event" or create a "Distribution Date" or "Shares Acquisition Date" under such plan or otherwise trigger the provisions of such plan or in any way permit any "Rights" to be exercised pursuant to such plan, unless any Converting Member fails to comply with the terms set forth in the First Amendment to the Shareholder Rights Plan that is to be executed prior to the funding of the Initial Capital Contributions.

(b)           In the event any Converting Member exercises the Conversion Right, Euroseas shall use best efforts to take and cause to be taken all necessary actions within its control and to obtain all necessary consents in order to effect the consummation of the Conversion Rights, including, seeking, as needed, authorizations to increase the number of authorized but unissued shares of Euroseas Common Stock.  To the extent any shareholder approval is required under Section 8.6(a), (b) or otherwise but is not obtained, Euroseas will not be required to effect the transaction and shall have no liability to any Converting Member so long as it has fulfilled its obligations hereunder.  The parties hereto acknowledge that requirements of Euroseas' home country or listing exchange may change; provided, however that each of Euroseas and its Affiliates covenant and agree not to seek to change such requirements of the home country or listing exchange or seek, or vote in favor of, a change in its organization documents or shareholder agreements to such effect, if the change is reasonably deemed by the Members (other than Euroseas) to be detrimental to the Company or to any Converting Member, in their capacity as holders of Conversion Rights.

(c)           Paros and All Seas will comply with applicable Securities and Exchange Commission and NASDAQ rules in connection with any exercise of the Conversion Rights and in no event will any conversion be effected in violation of such rules or applicable law.

(d)           Upon the consummation of any Conversion, Euroseas will use reasonable efforts (through voting agreements or otherwise and including by increasing the size of the Board of Directors of Euroseas, electing such directors to fill such vacancies and nominating such directors to serve on the Board of Directors of Euroseas) to ensure that for so long as the Euroseas Percentage Interest of (i) Paros together with its Permitted Transferees (but not any other Persons who acquired Units as a result of a Permitted Transfer) ("Paros Converting Members") or (ii ) All Seas together with its Permitted Transferees (but not any other Persons who acquired Units as a result of a Permitted Transfer) ("All Seas Converting Members") (each of (i) and (ii) considered separately), is (x) collectively greater than 35%, such Paros Converting Member(s) or All Seas Converting Members, as applicable, shall each be entitled to elect two (2) directors to the Euroseas Board of Directors or (y) collectively between 7.5% and 35%, such Converting Member(s) shall each be entitled to elect one (1) director to the Euroseas Board of Directors, in each case in additional to the current seven seats on the Euroseas Board of Directors and adjusted in proportion to any change in the total number of seats on the Euroseas Board of Directors following the date hereof (the number of directors Paros Converting Members, or the All Seas Converting Members are entitled to elect, such Converting

Member(s)' "Euroseas Board Representation").  For the avoidance of doubt, if the Euroseas Percentage Interest of either Paros Converting Members or the All Seas Converting Members is less than 7.5% in the aggregate, Euroseas will have no obligation pursuant to this Section 8.6(d) with respect to such Converting Member(s), and the directors on the Euroseas Board of Directors elected by such Converting Member(s) shall resign or may be removed and such Converting Member(s) will no longer have any right to elect directors to the Euroseas Board of Directors.  For the avoidance of doubt, the right to appoint directors hereunder shall be based upon the aggregate ownership of Paros Converting Members and All Seas Converting Members but shall be a right vested exclusively in each of Paros and All Seas (and not to any other Person except a Permitted Transferee that acquires all of the Units held by such Member).

(e)           In the event that either Paros or All Seas (or any Permitted Transferee to the extent permitted in the last sentence of Section 8.5(d)) is entitled to elect directors pursuant to Section 8.6(d) and all such directors that either Paros or All Seas entitled to elect are actually elected, then such Paros Converting Member(s) and All Seas Converting Member(s) entitled to elect directors shall agree to vote or cause to be voted, with respect to any matter, only the Converting Member Independent Shares of such Converting Member (and no other shares of Euroseas Common Stock held by such Member(s)) at its sole discretion and will vote or cause to be voted any shares held by such Member, other than the Converting Member Independent Shares held by such Converting Member(s), in the same proportion as all other shares of Euroseas Common Stock (including the Converting Member Independent Shares held by the other Member(s)) cast on such matter are voted.  Any Person who acquires Units originally held by Paros or All Seas pursuant to a Permitted Transfer and subsequently exercises Conversion Rights agrees that, so long as either Paros Converting Members or All Seas Converting Members are entitled to elect directors pursuant to Section 8.6(d) and all such directors that either Paros Converting Members or All Seas Converting Members entitled to elect are actually elected, such Person shall vote or cause to be voted any shares of Euroseas Common Stock held by such Person in the same proportion as all other shares of Euroseas Common Stock (including the Independent Shares) cast on such matter are voted.  In the event that either (x) neither Paros nor All Seas is entitled to elect directors pursuant to Section 8.6(d) or (b) either Paros Converting Members or All Seas Converting Members are entitled to elect directors pursuant to Section 8.6(d) but all such directors that either Paros Converting Members or All Seas Converting Members entitled to elect are not actually elected (unless such failure to be elected is caused by the Paros Converting Members or All Seas Converting Members), then each Converting Member shall be entitled to vote all shares of Euroseas Common Stock held by it in its sole discretion.

(f)           Block sales by any Converting Member in excess of 2.5% of the total issued and outstanding shares of Euroseas Common Stock to any single ultimate buyer (i.e., excluding underwriters) other than public market institutional investors will be subject to the consent of the Euroseas Board of Directors, such consent not to be unreasonably withheld.

8.7          Representations and Warranties Relating to the Conversion Rights.  Euroseas hereby represents and warrants to each of the other Members that:

(a)           Except as set forth on Schedule 8.7(a), the execution, delivery and performance by Euroseas of this Agreement and the other Transactions Documents to which Euroseas is a party and the transactions contemplated hereby (including the exercise of the Conversion Rights) and thereby (i) do not, and upon exercise of the Conversion Rights will not, contravene the terms of the Articles of Incorporation (as amended) or Bylaws of Euroseas, or any other governing or organizational document of Euroseas or any of its subsidiaries; (ii) do not, and upon exercise of the Conversion Rights  will not, violate, conflict with or result in any breach, acceleration, default or contravention of (or with due notice or lapse of time or both would result in any breach, acceleration, default or contravention of), or the creation of any Lien under, any note, bond, mortgage, indenture, contract, agreement, lease, license, sublicense, distribution agreement, development agreement, first look agreement, covenant not to sue, permission, permit, franchise or other instrument or obligation to which Euroseas or any of its subsidiaries is party or by which any of its respective assets are bound or any legal requirement applicable to Euroseas or any of its subsidiaries; and (iii) do not, and upon exercise of the Conversion Rights will not, violate any judgment, injunction, writ, award, decree or order of any governmental authority against, or binding upon, Euroseas or any of its Subsidiaries or any of their respective assets.

(b)           This Agreement and the other Transaction Documents to which Euroseas is a party are and, when executed and delivered by the other parties hereto and thereto, shall constitute, the legal, valid and binding obligations of Euroseas, enforceable against Euroseas in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

8.8          Determination of Appraised Net Asset Value of a Subject Company.  The following procedures shall be utilized to determine the Appraised Net Asset Value of a Subject Company upon the exercise of the Euroseas Redemption Right or any Conversion Right:

(a)           Upon the delivery of any Exit Notice, the Fair Market Value of all Vessels directly or indirectly wholly-owned by the Subject Company will be appraised.  Each of the Exiting Member(s), on the one hand, and the Non-Exiting Members, on the other hand, shall, within three (3) Business Days of receipt by the Board of Managers of the Exit Notice, select an appraiser recognized within the shipping industry as having significant experience valuing the relevant types of Vessels (each, an "Initial Appraiser"), each of which shall perform and deliver to the Subject Company and each of the Members within ten (10) Business Days of its selection an appraisal of the Fair Market Value as of the date of the delivery of the Exit Notice of each Vessel directly or indirectly wholly-owned by the Subject Company.  If the higher of the two Initial Appraisers' valuation of such Vessel is equal to or less than 105% of the lower valuation of such Vessel, then the average of the two valuations shall determine the Fair Market Value of such Vessel.  If the higher of the two Initial

Appraisers' valuation of such Vessel is greater than 105% of the lower valuation of such Vessel, then the two Initial Appraisers shall within three (3) Business Days select one additional third party appraiser, who shall be any of Clarksons, Howe Robinson, Baemar, Barry Rogliano Salles, Simpson Spence & Young, or Fearnleys (the "Final Appraiser") who shall, within ten (10) days of its selection, perform and deliver to the Subject Company and each of its Members its own independent appraisal of the Fair Market Value of the date of the delivery of the Exit Notice of those Vessels whose Value is in dispute.  The Fair Market Value of each Vessel in dispute will be deemed to be equal to the Fair Market Value ascribed to such Vessel by the Initial Appraiser whose valuation is closest to the Final Appraiser's valuation of such Vessel.

(b)           Euroseas shall, within five (5) Business Days of the delivery of any Exit Notice, deliver to (i) in the case of the exercise of the Euroseas Redemption Right, Paros and All Seas, and (ii) in the case of the exercise of the Conversion Right, the Member(s) exercising such Conversion Right (in the case of each of clause (i) and (ii), such Members the "Reviewing Member(s)"), a statement setting forth its determination of the Other Net Assets Amount of the Subject Company (the "Euroseas Statement"), together with appropriate documentation supporting such determination.  In the event the Reviewing Member(s) disagrees with Euroseas' determination of the Other Net Assets Amount of the Subject Company, the Reviewing Member(s) may deliver a notice (an "Objection Notice") within five (5) Business Days to Euroseas disagreeing with such determination and setting forth the Reviewing Member(s)' determination of the Other Net Assets Amount of the Subject Company, together with appropriate documentation supporting such determination.  Any such Objection Notice shall specify those line items reflected on a consolidated balance sheet as to which the Reviewing Member(s) disagrees, and the Reviewing Member(s) shall be deemed to have agreed with all other line items contained in the Euroseas Statement.  If an Objection Notice shall be duly delivered, the Reviewing Member(s) and Euroseas shall, during the five (5) Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items and amounts.  If during such period, the Members are unable to reach such agreement, they shall within five (5) Business Days jointly retain an independent nationally recognized accounting firm that is not the principal independent accountant of any of the Members, the Company or the Subject Company (the "Accounting Referee") to resolve the disputed items or amounts.  In making its determinations of the propriety of items and amounts, the Accounting Referee shall consider only those line items as to which the Reviewing Member(s) and Euroseas disagree and, with respect to each line item, shall select a number within the range of the dispute between the Reviewing Member(s) and Euroseas.  The Accounting Referee shall deliver to the Reviewing Member(s) and Euroseas, as promptly as practicable (but, in any event, within fifteen (15) days after submission of the dispute to it), a report setting forth its resolution of the disputed line items, and based thereon (and on the line items not in dispute) the determination of the Other Net Assets Amount of the Subject Company.  Such report shall be final and binding upon the Non-Exiting Member(s) and the Exiting Member(s) and their respective Affiliates.

(c)           The Company, the Members and Euroseas (including in the event Euroseas is not a Member at the time of the determination of the Appraised Net Asset Value of Euroseas) will, and will cause their Affiliates, officers, directors and independent accountants to, cooperate and assist each other, the Initial Appraisers, the Final Appraiser and the Accounting Referee in conducting their respective reviews of the amounts referred to in this Section 8.8, including, without limitation, making available to the extent necessary any Vessels, books, records, work papers and personnel.

(d)           Except as otherwise provided herein, (x) the out-of-pocket costs and expenses of each Initial Appraiser shall be born by the party or parties who retained such Initial Appraiser and the out-of-pocket costs and expenses of the Final Appraiser shall be born by the party or parties who retained the Initial Appraiser whose appraisal was farthest from the Final Appraiser's determination of Fair Market Value and (y) Euroseas shall bear the out-of-pocket costs and expenses, if any, or preparing the Euroseas Statement, the Reviewing Member(s) shall bear the out-of-pocket costs and expenses, if any, of preparing the Objection Notice and Euroseas and the Reviewing Member(s) will share the out-of-pocket costs and expenses of the Accounting Referee on a 50/50 basis.

8.9          Rights of Assignees.  Until such time, if any, as a transferee of any Transfer permitted by this ARTICLE 8 is admitted to the Company as a substitute Member pursuant to Section 8.10, such transferee will be deemed only an Assignee holding an Economic Interest; provided, however, that a Permitted Transferee will automatically become a substitute Member upon the execution of an instrument satisfactory to the entire Board of Managers accepting and adopting the terms and provisions of this Agreement.

8.10       Substitution of Members.  An Assignee of a Membership Interest shall have the right to become a substitute Member only if (i) the requirements of Section 8.1 have been met, (ii) the Assignee executes an instrument satisfactory to the Board of Managers accepting and adopting the terms and provisions of this Agreement and the other Transaction Documents, including but not limited to the Shareholders' Agreement, and (iii) the Assignee pays any reasonable expenses as determined by the Board of Managers in connection with his or her admission as a new Member.  Except as otherwise provided herein, such Assignee shall have the rights and obligations set forth herein (or a proportionate share thereof, as applicable) of the Member from whom such Assignee purchases such Membership Interest (including, in connection with the Transfer by Paros or All Seas of a Membership Interest, the Conversion Rights set forth herein).

8.11       Effective Date of Permitted Transfers.  Any Transfers permitted by this ARTICLE 8 shall be effective upon the consummation of a transaction in compliance with Section 8.1.  The Board of Managers shall provide the Members with written notice of such Transfer as promptly as possible after the consummation thereof.  Any transferee of Membership Interests or Membership Interest Equivalents shall be subject to the restrictions on Transfer imposed by this Agreement.

8.12       Rights of Legal Representatives.  If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member has under this Agreement to give an assignee the right to become a Member.  If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by his or her legal representative or successor.

8.13       No Effect of Transfers in Violation of Agreement.  No Transfer of any Membership Interests or Membership Interest Equivalents in violation of any provision of this Agreement will be effective to pass any title to, or create any interest in favor of, any Person, but the Member which attempted to so effect such Transfer will be deemed to have committed a material breach of its obligations to the other Members and to the Company hereunder, and the Membership Interests held by such Member shall be treated in accordance with Section 4.3.

8.14       Amendment to Exhibit A.  The Company shall amend Exhibit A, as appropriate, to reflect a transfer of any Economic Interest or Membership Interest pursuant to this ARTICLE 8.

ARTICLE 9

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

9.1          Books and Records.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP applied on a consistent basis.  The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business.  The Company shall maintain at its principal office all of the following:

(a)           A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account, number of Units, Capital Percentage Interest and Percentage Interest of each Member and Assignee;

(b)           A current list of the full name and business or residence address of each Manager;

(c)           A copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

(d)           Copies of the Company's federal, state and local income tax or information returns and reports;

(e)           A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f)           Copies of the financial statements of the Company, if any; and

(g)           The Company's books and records as they relate to the internal affairs of the Company.

9.2           Delivery to Members and Inspection.

(a)           Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Company shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Sections 9.1(a)-9.1(g).

(b)           Each Member holding a Capital Percentage Interest of at least 1% has the right upon reasonable request for purposes reasonably related to the interest of the Person as Member, to:

(i)           inspect during normal business hours any of the Company records described in Section 9.1 or access, during regular business hours, upon reasonable advance notice, the Company's facilities and personnel; provided, that (i) the right to obtain information referred to in this Section 9.2(b)(i) shall not extend to any employee, consultant or other service provider to the Company or the Subsidiaries, who or that is no longer employed or retained by the Company or the Subsidiaries in any capacity for the provision of such services if the Board of Managers determines that the exercise of such right will result, is likely to result or may potentially result in any consequence that is adverse or disadvantageous to the Company or the Subsidiaries; and (ii) in no event shall any Member have access to any information that, based on advice of the Company's counsel, would (A) reasonably be expected to create liability under applicable laws or waive any material legal privilege (provided, that in such latter event the Company shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege); (B) result in the disclosure of any trade secrets of third parties; or (C) violate any obligation of the Company with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by such Member, the Company has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; and

(ii)           obtain from the Company, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year; provided that the right to request (under Section 9.1 or Section 9.2) the information referred to in this Section 9.2(b)(ii) shall not extend to any employee, consultant or other service provider to the Company or the Subsidiaries who or that is no longer employed or retained by the Company or the Subsidiaries in any capacity for the provision of such services; provided further, however, that the foregoing proviso shall not apply to information any such Person needs for purposes of preparing and filing his, her or its tax returns.

(c)           Any request, inspection or copying by a Member under this Section 9.2 may be made by that Person or that Person's agent or attorney.

(d)           The Company shall promptly furnish to a Member a copy of any amendment to the Certificate of Formation or this Agreement.

9.3           Financial and Other Information.

(a)           The Board of Managers shall provide to the Members: (i) as soon as possible and in any event no later than seventy-five (75) days following the end of each Fiscal Year, annual unaudited individual and audited consolidated financial statements of the Company and the Owners (as defined in the Management Agreement), together with management discussion and analysis; (ii) as soon as possible, but in no event later than forty-five (45) days following the end of each fiscal quarter, quarterly unaudited individual and consolidated financial statements without accompanying notes; (iii) as soon as possible, but in no event later than sixty (60) days following the end of each fiscal quarter, notes to accompany the quarterly financial statements delivered pursuant to clause (ii) of this Section 9.3(a); (iv) a monthly report (x) comparing on a quarterly and full year basis the updated forecast of the Vessel's results for the current calendar year on the basis of updated information on the Vessel's charter contracts, updated drydocking cost estimates or other significant information (but not necessarily including partial revenue and expenses updates of the current calendar quarter) and (y) a similar consolidated report for all vessels of the Company, each, no later than ten (10) days after the last day of each month; and (v) such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request.  The Board of Managers shall distribute to the Members, promptly after the preparation or receipt thereof by the Board of Managers, any financial or other information relating to any Person in which the Company owns, directly or indirectly, an equity interest, including any filings by such Person under the Securities Exchange Act of 1934, as amended, that is received by the Company with respect to any equity interest of the Company in such Person.

(b)           The Board of Managers shall, at Company expense, cause to be prepared at least annually and sent to each Member within seventy-five (75) days after the end of each taxable year (1) IRS Form 1065, (2) Schedule K-1s and (3) any other information, including information necessary to prepare Schedule S and Schedule V of IRS Form 1120-F, necessary for preparation of the United States federal, state and local income tax returns of Persons holding an interest, directly or indirectly, in the Company.  The Company shall file such IRS Form 1065 only if required to do so by law.  Notwithstanding the foregoing, with respect to the interest in the Company title to which is owned by All Seas I, the Company shall treat for all tax purposes All Seas Investors L.P., a partnership formed under the laws of the Cayman Islands, as the owner of such interest in the Company, including for purposes of preparing an IRS Form 1065 and Schedule K-1 and any other information referred to in the first sentence of this Section 9.3(b).

(c)           The Board of Managers shall use its best efforts to determine on a contemporaneous basis whether any Person chartering a Vessel owned by the Company or any Subsidiary will trade to or from a port in a state or territory of the United States and promptly report to the Members the details of such Vessel's contact with a port in such state or territory.

9.4          G&A Budget.  At least forty-five (45) days prior to the end of each Fiscal Year of the Company, Euroseas (or, if the Management Agreement has been terminated by the Board of Managers, such other Person as has been designated by the Board of Managers to manage the day-to-day operations of the Company) shall submit to the Board of Managers for approval a preliminary comprehensive general and administrative budget for the Company and its Subsidiaries, on a quarterly basis for the upcoming Fiscal Year (which budget shall be finalized by the February meeting of the Board of Managers).  Such budget shall be substantially in the form of the Initial G&A Budget.  In the event that an annual general and administrative budget for Fiscal Year 2011 or any subsequent Fiscal Year is not approved by the Board of Managers in accordance with Section 5.4, the Company and its Subsidiaries shall continue to be operated in accordance with the applicable G&A Budget for the immediately preceding Fiscal Year until such time as a budget is agreed upon and adopted by the Board of Managers in accordance with Section 5.4; provided, however, that in such case and subject to the following proviso, each expense line item in the applicable budget of the Company and its Subsidiaries shall be increased by the Cost of Living Adjustment for the most recent calendar year (as that index is formulated and computed by the Bureau of Labor Statistics of the United States Department of Labor) above such expense line item in such applicable budget in the immediately preceding year (the "Permitted G&A Budget Rollover Increase").  The Company hereby covenants and agrees that it and its Subsidiaries shall at all times operate their business in accordance with the operating and capital budget adopted and approved or otherwise in effect pursuant to Section 5.4 and this Section 9.4 (including, as applicable, as modified by the Permitted G&A Budget Rollover Increase in the event agreement on an approved budget is not obtained as specified above) during the applicable Fiscal Year and shall, during the course of each Fiscal Year, comply in all respects and not exceed the expenses contemplated by the operating and capital budget adopted and approved or otherwise in effect.  In the event the Initial G&A Budget is utilized for purposes of determining the G&A Budget for any subsequent Fiscal Year, the Initial G&A Budget will be adjusted to take into the account that it reflects the budget for only a portion of the 2010 fiscal year prior to utilizing such budget to determine the Permitted G&A Budget Rollover Increase.

9.5          Filings.  The Board of Managers, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities.  The Board of Managers, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate of Formation and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.  If a Manager required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the Marshall Islands Registrar of Corporations.

9.6          Bank Accounts.  The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

9.7          Accounting Decisions and Reliance on Others.  All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board of Managers.  The Board of Managers may rely upon the advice of the Company's independent accountants as to whether such decisions are in accordance with GAAP.

9.8          Tax Matters.

(a)           The Board of Managers shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company.  The Board of Managers or their designated agent shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities outside the United States, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith.  The Board of Managers shall oversee the Company's tax affairs in the overall best interests of the Company.

(b)           Paros is hereby designated the "tax matters partner", as that term is defined in Section 6231(a)(7) of the Code (the "Tax Matters Member") and shall be so designated in each United States federal tax or information return filed on behalf of the Company.  The Tax Matters Member shall use its reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including the Treasury Regulations promulgated thereunder) and shall have any powers necessary to perform fully in such capacity.  The Tax Matters Member is authorized to represent the Company before United States taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and shall keep the Members informed of any such administrative and judicial proceedings.  The Tax Matters Member shall be entitled to be reimbursed by the Company for all costs and expenses incurred by it in connection with any United States administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with any judgment in or settlement of any such proceeding.  The Tax Matters Member shall not be liable to the Company or any Member for any act or omission taken or suffered by it in such capacity in good faith and in the belief that such act or omission is in or is not opposed to the best interests of the Company; provided, however, that such act or omission is not in violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of law.  Any Member or any Person who holds an interest, directly or indirectly, in the Company who enters into a settlement agreement with respect to any Company item shall notify the Tax Matters Member of such settlement agreement and its terms within thirty (30) days after the date of settlement.  This Section 9.8(b) shall survive any termination of this Agreement.

9.9          Confidentiality Obligations.  All information provided to Members by the Company pursuant to this ARTICLE 9 shall be kept confidential by the Members and shall not be divulged, in whole or in part, to any third party, except (x) as required by applicable law or (y) to officers, directors, attorneys, accountants, members, partners, shareholders or other Affiliates of such Members or of such Members' Affiliates who agree to keep such information confidential.  All provision of information pursuant to this ARTICLE 9 shall be subject to the reasonable conditions and standards established by the Board of Managers, as permitted by the Act, which may include withholding or restrictions on the use of confidential information.

9.10       Classification as a Partnership.  The parties hereto intend that the Company be classified as a partnership for United States federal income tax purposes effective as of the date of this Agreement and its Subsidiaries be classified as (i) partnerships for United States federal income tax purposes if owned by more than one Person or (ii) entities disregarded as separate from the Company for United States federal income tax purposes if owned solely by the Company.  The Company shall take all steps as may be required to maintain the Company's and the Subsidiaries' classifications, as described in the immediately preceding sentence, for United States federal income tax purposes, including, if necessary, affirmatively filing IRS Form 8832s.  The Tax Matters Member shall, if necessary, for and on behalf of the Company, file an IRS Form 8832 no later than seventy-five (75) days after the effective date of this Agreement to maintain the Company's classification as a partnership for United States federal income tax purposes.  By executing this Agreement, each of the parties hereto consents to the authority of the Tax Matters Member to make any such election and shall cooperate in the making of such election (including providing consents and other authorizations that may be required).

9.11       Tax Limitations.  The Company shall not engage, directly or indirectly, through any entity owned by the Company that is treated as a pass-through for United States federal income tax purposes, in any activity that would (i) cause the Company to recognize income that is effectively connected with the conduct of a trade or business in the United States within the meaning of Section 871(b) or Section 882(a)(1) of the Code (taking into account Section 887(c)(4) of the Code) or (ii) knowingly cause the Company or any Subsidiary to be resident for tax purposes in any country other than the Marshall Islands or otherwise knowingly engage in activities that would cause any Member of the Company or any Person owning an interest in the Company through any Member to be subject to tax in or required to file a tax return with any jurisdiction (other than the United States, in the case of Persons otherwise subject to tax in the United States).

ARTICLE 10

DISSOLUTION AND WINDING UP

10.1       Dissolution.  The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following (each, a "Dissolution Event"):

(a)           An Early Termination Event;

(b)           The entry of a decree of judicial dissolution under Section 47 of the Act;

(c)           A determination by the Board of Managers and a Supermajority-in-Interest of the Members to dissolve the Company;

(d)           The seventh anniversary of the date hereof, unless such date is extended by the unanimous consent of the Board of Managers;

(e)           A termination of the Management Agreement pursuant to Clause 18.2(x) thereof; or

(f)           The sale, transfer or other Disposition of substantially all of the assets of the Company.

Each Member hereby irrevocably waives any and all rights it may have to obtain a dissolution of the Company in any way other than as specified above.  The Board of Managers shall, within 30 calendar days, notify the other Members of the occurrence of a Dissolution Event and as soon as practicable deliver to the Members a statement setting forth the assets and liabilities of the Company as of the date of such Dissolution Event.

10.2       Winding Up.  Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors.  The Board of Managers shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the assets and liabilities of Company, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.3.  The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company to the extent such Persons are required to do so.

10.3       Order of Payment Upon Dissolution.  Upon a Dissolution Event, the person(s) designated by the Board of Managers shall act as liquidator(s).  The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until the final winding up of the Company, the liquidator(s) shall continue to operate the Company's properties with all of the power and authority of the Board of Managers, subject to the power of the Board of Managers to remove and replace such liquidator(s).  The steps to be accomplished by the liquidator(s) are as follows:

(a)           As promptly as possible after a Dissolution Event and again after final winding up of the Company, the liquidator(s) shall cause a proper accounting to be made, and where practicable by a recognized firm of certified public accountants, of the Company's assets, liabilities and operations through the last day of the calendar month in which the Dissolution Event occurs or the final liquidation is completed, as applicable.

(b)           The liquidator(s) shall cause the Company's property to be liquidated as promptly as is consistent with obtaining the fair market value thereof.

(c)           The liquidator(s) shall distribute the proceeds of such liquidation and any other assets of the Company (subject to any requirement under the Act) in the following order of priority:

(i)            first, to payment of all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation);

(ii)           second, to the establishment of adequate reserves for the payment and discharge of all debts, liabilities and obligations of the Company to the extent not then due, including contingent, conditional or unmatured liabilities, in such amount and for such term as the liquidator(s) may reasonably determine;

(iii)          third, any remaining proceeds of liquidation, and any assets that are to be distributed in kind, shall be distributed to the Members in accordance with Section 6.1(c), subject to the limitations of ARTICLE 6, as promptly as practicable.

(d)           The liquidator(s) shall use all reasonable efforts to reduce the assets of the Company to cash and to distribute cash upon liquidation to the Members.  Subject to the foregoing, if any assets of the Company are not reduced to cash, then no Member shall have any right to any specific assets of the Company except as otherwise herein specifically provided.  In making distributions of non-cash assets under this Section 10.3(d), such assets may be distributed unequally among the Members only to the extent necessary to avoid any Member receiving an asset that it is prohibited from holding or that could result in adverse tax consequences to such Member; provided, that such unequal distribution shall not affect the aggregate amount of distributions to any Member.

(e)           Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the liquidator(s), which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.

10.4       Limitations on Payments Made in Dissolution.  Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look at the assets of the Company for the return of  such Member's positive Capital Account balance and shall have no recourse for any such or other amounts against any Manager or any other Member.

10.5       Certificate of Cancellation.  The Company shall cause to be filed in the office of, and on a form prescribed by, the Marshall Islands Registrar of Corporations, a Certificate of Cancellation of the Certificate of Formation upon the completion of the winding up of the affairs of the Company.

10.6       No Action for Dissolution.  Except as expressly permitted in this Agreement, no Member shall take any voluntary action that directly causes a Dissolution Event.  The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1       Indemnification.  The Company shall defend and indemnify any Member or Manager and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.  The Company, upon authorization by the Board of Managers, shall enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Board of Managers deems appropriate in its business judgment; provided, that the terms and conditions of all such indemnity agreements shall be, in all material respects, the same for all Managers.  In the event of any change of control pursuant to which the Company is not the surviving entity or that results in the sale of all or substantially all of the assets of the Company, the Company or Member effecting such transaction shall ensure that the successor to the Company shall assume the Company's indemnification obligations with respect to this Section 11.1.

11.2       Reimbursements: Advancements.  The Company (a) shall reimburse and/or advance, to the maximum extent permitted by the Act, to each Manager or Member specified in Section 11.1, and (b) may, in the sole discretion and at the election of the Board of Managers, reimburse and/or advance to each other Person specified in Section 11.1 (provided that each such Person is treated equally, in all material respects, with respect to such reimbursement or advancement), the reasonable legal or other expenses (as incurred) by such person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any liabilities for which such person may be indemnified pursuant to Section 11.1; provided, that the Company's obligations pursuant to this Section 11.2 shall be limited to instances where the claim, lawsuit or proceeding arose solely in connection with the Member's or Manager's capacity or status as a Manager or Member, as reasonably and in good faith determined by the Board of Managers; provided, further, that such reimbursement and/or advancement shall only be provided to such person upon receipt by the Company of an undertaking by or on behalf of such person that if it is finally judicially determined that such person is not entitled to the indemnification provided by Section 11.1, then such person shall promptly reimburse the Company for any reimbursed or advanced expenses.

11.3       Insurance.  The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such

Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.  The Board of Managers shall cause the Company to obtain and maintain in effect an adequate directors' and officers' liability insurance policy and other insurance policies as it may deem necessary or advisable.

ARTICLE 12

MISCELLANEOUS

12.1       Expenses.  Upon the funding of the Initial Capital Contributions, the Company shall promptly pay all legal, accounting or other out-of-pocket transaction fees or expenses, including travel, accommodations and entertainment, incurred by the Members or their Affiliates in connection with the negotiation and execution of the Letter of Intent and accompanying Term Sheet, dated as of December 21, 2009, among the Members, this Agreement and the other Transaction Documents (the "Transaction Expenses") for which invoices have been delivered to the Company on or prior to the date hereof; provided, that Transaction Expenses shall not include any financial advisory or broker fees or expenses incurred by the Members or their Affiliates in connection with this Agreement and the transaction contemplated hereby.  The Transaction Expenses for which invoices have been delivered to the Company on or prior to the date hereof are set forth on Exhibit H hereto.  Following the date hereof, the Company shall promptly pay all Transaction Expenses for which invoices are delivered to the Company after the Closing Date.  Following the date hereof, each Member shall be reimbursed by the Company for their out-of-pocket expenses incurred in connection with the Company's business, so long as such member notifies the Company prior to incurring any expense greater than $50,000 unless the Company had requested that the Member incur such expense or undertake any activity reasonably giving rise to such expense.  Except to the extent otherwise provided herein, each of the parties shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

12.2       Entire Agreement.  This Agreement, the other Transaction Documents and the Certificate of Formation constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

12.3       Binding Effect.  Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

12.4       Parties in Interest.  Except as expressly provided in the Act and except as provided in ARTICLE 11 nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third-party to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

12.5       Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.6       Interpretation.  In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or their counsel.

12.7       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

12.8       Consent to Jurisdiction; Service of Process.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in federal or state courts located in the County of New York, State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Exhibit A shall be deemed effective service of process for any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby brought against such party in any such court as set forth in this Section 12.8.

12.9       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.10     Exhibits.  All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

12.11     Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.12     Further Assurances.  Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

12.13     Notices.  All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid (i) to a Member at the address specified in Exhibit A hereto; and (ii) to a Manager or Observer at the address specified in Exhibit B hereto.  All such notices, requests and other communications shall (x) if delivered personally to the address as provided on such Exhibit, be deemed given upon delivery, (y) if delivered by mail in the manner described above to the address as provided on such Exhibit, be deemed given upon the earlier of the third Business Day following mailing or upon receipt and (z) if delivered by overnight courier to the address as provided on such Exhibit, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt.  Any party may, at any time by giving five days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

12.14     Amendments.  All amendments to this Agreement will be in writing and will not be effective unless approved by the unanimous consent of the Board of Managers, to the extent required pursuant to Section 5.4, and, in any event, by the Board of Managers and a Super-Majority-in-Interest of the Members; provided, however, that (a) any such amendment that disproportionately disadvantages one Member relative to another Member or one class of Members relative to another class of Members will not be effective without the written concurrence of such disadvantaged Member or class of Members, (b) so long as any Options or Option Units are outstanding, any amendment to any economic provisions contained in this Agreement affecting a holder of any Options or Option Units, including but not limited to Sections 6.1(a), 6.1(c), 6.2(a) and 6.2(b) (or that otherwise modifies the Distributions pursuant to Sections 6.1(c) or 6.2) shall require the written concurrence of such holder and (c) any amendment to Section 8.6 will not be effective without the written concurrence of Paros, All Seas and Euroseas, whether or not such Persons are Members at the time of such amendment.  Notwithstanding the foregoing, amendments (i) to Exhibit A following any Capital Contribution (other than the Initial Capital Contributions) or new issuance, redemption, repurchase, reallocation or Transfer of Units in accordance with this Agreement made by the Board of Managers without the consent of or execution by the Members, (ii) to Exhibit B reflecting a change in the composition of the Board of Managers or Observers may be made by the Board of Managers without the consent of or execution by the Members, or (iii) pursuant to Section 2.7 or Section 3.6 may be made pursuant to the terms set forth therein.

12.15     Reliance on Authority of Person Signing Agreement.  If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

12.16     No Interest in Company Property; Waiver of Action for Partition.  No Member or Assignee has any interest in specific property of the Company.  Without limiting the foregoing, each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

12.17     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

12.18     Attorney Fees.  In any action or proceeding brought to enforce any provision of this Agreement or any other document or instrument contemplated hereby, or where any provision thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

12.19     Time is of the Essence.  All dates and times in this Agreement are of the essence.

12.20     Remedies Cumulative.  The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.21     Waiver.  No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EUROSEAS:	EUROSEAS LTD.

By:
Name: Aristides J. Pittas
Title: Chairman, President & CEO

PAROS:	PAROS LTD.

By:
Name: Terence Aquino
Title:

ALL SEAS:	ALL SEAS INVESTORS I LTD.

By:
Name: Baudoin Lorans
Title: Director

ALL SEAS INVESTORS II LTD.

By:
Name: Baudoin Lorans
Title: Director

ALL SEAS INVESTORS III LP

By:
Name: Baudoin Lorans
Title: Director

EXHIBIT A

CAPITAL ACCOUNT BALANCES OF MEMBERS

Member	Capital Account Balance	Number of Units	Percentage Interest	Capital Percentage Interest
Euroseas Ltd. 4 Messogiou Street & Evropis St. 151 25 Maroussi Greece	$[___]	[___] Units	14.286%	14.286%
Paros Ltd. c/o Eton Park Capital Management, L.P., its Investment Manager 399 Park Avenue, 10th Floor New York, NY 10022 Attention: Marcy Engel, Chief Operating Officer and General Counsel Attention: Andreas Beroutsos, Senior Managing Director	$[___]	[___] Units	42.857	42.857
All Seas Investors I Ltd. c/o Rhône Capital Management, L.P. 630 Fifth Avenue, 27th Floor New York, NY 10111	$[___]	[___] Units	*[____]%	*[____]%
All Seas Investors II Ltd. c/o Rhône Capital Management, L.P. 630 Fifth Avenue, 27th Floor New York, NY 10111	$[___]	[___] Units	*[____]%	*[____]%
All Seas Investors III LP c/o Rhône Capital Management, L.P. 630 Fifth Avenue, 27th Floor New York, NY 10111	$[___]	[___] Units	*[____]%	*[____]%
Total	$[___]	[___] Units	100.0%	100.0%

* The All Seas Member will, in aggregate, have a 42.857 Percentage Interest and Capital Percentage Interest.

A-1

EXHIBIT B

ADDRESSES OF MANAGERS AND OBSERVERS FOR SERVING NOTICE

B-1

EXHIBIT C

INITIAL G&A BUDGET

[See attached.]

C-1

EXHIBIT D

ACQUISITION GUIDELINES

[See attached.]

D-1

EXHIBIT E

EUROMAR REGISTRATION RIGHTS AGREEMENT

[See attached.]

E-1

EXHIBIT F

EUROSEAS REGISTRATION RIGHTS AGREEMENT

[See attached.]

F-1

EXHIBIT G

SHAREHOLDERS' AGREEMENT

[See attached.]

G-1

EXHIBIT H

TRANSACTION EXPENSES

H-1

EXHIBIT I

MANAGEMENT RIGHTS AGREEMENT

[See attached.]

I-1

EXHIBIT J

FIRST AMENDMENT TO THE SHAREHOLDER RIGHTS PLAN

[See attached.]

J-1

SCHEDULE 3.4(b)

REQUIRED LENDER CONSENTS

Schedule

SCHEDULE 8.7

NON-CONTRAVENTION

[Euroseas to Provide]

Schedule